UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
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☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

TRANSATLANTIC PETROLEUM LTD.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TRANSATLANTIC PETROLEUM LTD.

Dear TransAtlantic Shareholder:

You are cordially invited to attend an annual meeting of shareholders of TransAtlantic Petroleum Ltd. (“TransAtlantic”) to be held at the Point Hotel Barbaros, Esentepe Yildiz Posta Caddesi 29, Istanbul, Turkey, on Monday, June 28, 2010 at 11:00 a.m. local time for the following purposes:

1.	to elect eight directors to the board of directors, each for a one-year term;

2.	to appoint KPMG LLP to serve as TransAtlantic’s independent registered public accounting firm for the fiscal year ending December 31, 2010 and to authorize TransAtlantic’s audit committee to determine their remuneration; and

3.	to transact any and all other business that may properly come before the annual meeting or any adjournment(s) or postponement(s) thereof.

In addition, the audited financial statements for the year ended December 31, 2009 together with the report of the auditors thereon will be placed before the shareholders at the annual meeting.

The Notice of 2010 Annual Meeting of Shareholders and related Proxy Statement accompanying this letter describe the business to be acted upon at the meeting. TransAtlantic’s annual report for the year ended December 31, 2009 is also enclosed.

Your vote is very important, regardless of the number of common shares you own. Only shareholders who owned common shares of TransAtlantic at the close of business on May 21, 2010, the record date for the annual meeting, will be entitled to vote at the annual meeting. To vote your common shares, you may use the enclosed proxy card or attend the annual meeting and vote in person. On behalf of the board of directors, I urge you to complete, sign, date and return the enclosed proxy card as soon as possible, even if you currently plan to attend the annual meeting.

I thank you for your support of our company and look forward to seeing you at the annual meeting.

Sincerely,

Matthew McCann

Chief Executive Officer

The enclosed proxy statement is dated May 26, 2010 and is expected to be first sent or given to shareholders of TransAtlantic on or about June 3, 2010.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MONDAY, JUNE 28 2010: The Proxy Statement, Annual Report and Proxy Card are also available at www.transatlanticpetroleum.com/s/agm.asp.

TRANSATLANTIC PETROLEUM LTD.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MONDAY, JUNE 28, 2010

NOTICE IS HEREBY GIVEN that an Annual Meeting (the “Annual Meeting”) of the holders of common shares of TransAtlantic Petroleum Ltd. (the “Company”) will be held at the Point Hotel Barbaros, Esentepe Yildiz Posta Caddesi 29, Istanbul, Turkey, on Monday, June 28, 2010, at 11:00 a.m. local time for the following purposes:

1.	to elect eight directors to the board of directors, each for a one-year term;

2.	to appoint KPMG LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010 and to authorize the Company’s audit committee to determine their remuneration; and

3.	to transact any and all other business that may properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof.

In addition, the audited financial statements for the year ended December 31, 2009 together with the report of the auditors thereon will be placed before the shareholders at the Annual Meeting.

Only shareholders who owned common shares of the Company at the close of business on May 21, 2010, the record date for the Annual Meeting, will be entitled to vote at the Annual Meeting.

It is important that your shares be represented at the Annual Meeting. Whether or not you expect to attend the meeting, please vote by completing, signing and dating the enclosed proxy card and returning it promptly in the reply envelope provided.

By Order of the Board of Directors,

MATTHEW MCCANN

Chief Executive Officer

Dallas, Texas

May 26, 2010

TRANSATLANTIC PETROLEUM LTD.

5910 N. Central Expressway, Suite 1755

Dallas, Texas 75206

(214) 220-4323

PROXY STATEMENT

DATED MAY 26, 2010

FOR

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MONDAY, JUNE 28, 2010

The accompanying proxy is solicited by the board of directors and management on behalf of TransAtlantic Petroleum Ltd. (the “Company”), to be voted at the 2010 Annual Meeting of Shareholders of the Company (the “Annual Meeting”) to be held on Monday, June 28, 2010, at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders (the “Notice”) and at any adjournments or postponements of that meeting. When proxies in the accompanying form are properly executed and received, the shares represented thereby will be voted at the Annual Meeting in accordance with the directions noted thereon. If no direction is indicated, such shares will be voted for the election of directors and for the appointment of KPMG LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010 and authorization of the Company’s audit committee to determine their remuneration, all as set forth in the accompanying Notice.

ABOUT THE ANNUAL MEETING

The Annual Meeting will be held on Monday, June 28, 2010 at 11:00 a.m. local time at the Point Hotel Barbaros, Esentepe Yildiz Posta Caddesi 29, Istanbul, Turkey. A complete list of registered shareholders entitled to vote at the Annual Meeting will be available for inspection at the records office of the Company or the Calgary office of its registrar and transfer agent, Computershare Trust Company of Canada (“Computershare”), during regular business hours beginning on May 28, 2010 and at the Annual Meeting.

Management does not intend to present any business at the Annual Meeting for a vote other than the matters set forth in the Notice and has no information that others will do so. If other matters requiring a vote of the shareholders properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the shares represented by the proxies held by them in accordance with applicable law and their judgment on such matters.

This proxy statement and accompanying proxy card are being mailed on or about June 3, 2010. The Company’s Annual Report to Shareholders covering the Company’s fiscal year ended December 31, 2009 (the “Annual Report”) is enclosed herewith, but does not form any part of the materials for solicitation of proxies.

The principal executive offices of the Company are located at, and the mailing address of the Company is, 5910 N. Central Expressway, Suite 1755, Dallas, Texas 75206.

Who Can Vote

The board of directors of the Company has fixed May 21, 2010 as the record date (the “Record Date”) for determining shareholders of the Company entitled to receive notice of and vote at the Annual Meeting. Only shareholders of record as of the close of business on the Record Date are entitled to vote at the Annual Meeting. There were 304,846,095 common shares of the Company, par value $0.01 per share (the “Common Shares”), issued and outstanding on May 21, 2010. Each shareholder will have one vote for each Common Share of the Company owned of record at the close of business on the Record Date.

Quorum and Voting Requirements

The presence in person or by proxy of at least two shareholders entitled to vote and holding shares representing not less than 10% of the issued and outstanding Common Shares entitled to vote at the Annual Meeting will constitute a quorum at the Annual Meeting. All matters to be acted on at the meeting require the affirmative vote of a majority of the voting power of all of the Common Shares present or represented and entitled to vote at the meeting to constitute the action of shareholders.

Abstentions and Broker Non-Votes

A broker “non-vote” occurs when a nominee (such as a broker) holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular matter and has not received instructions from the beneficial owner. Abstentions and broker “non-votes” are counted for purposes of establishing a quorum. Abstentions and broker “non-votes” will have no effect on the outcome of the proposals.

How to Vote

If your Common Shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record that you must follow in order to vote your shares. If you are the shareholder of record, you may either vote in person at the meeting or by proxy. Shareholders of record can appoint a proxy to vote their shares by completing, signing, dating and returning a proxy card. All Common Shares represented by a proxy properly delivered by the shareholder of record and received by the Company’s transfer agent, Computershare, by 11:00 a.m. Eastern European Summer time on June 24, 2010 will be voted as specified in the proxy, unless validly revoked as described below. If you return a proxy card by mail and do not specify your vote, your shares will be voted as recommended by the board of directors. Executors, administrators, trustees, guardians, attorneys and other representatives voting on behalf of a shareholder should indicate the capacity in which they are signing and corporations should vote by an authorized officer whose title should be indicated.

The board of directors is not currently aware of any business that will be brought before the Annual Meeting other than the proposals described in this proxy statement. If, however, other matters are properly brought before the Annual Meeting or any adjournment(s) or postponement(s) of the Annual Meeting, the persons appointed as proxies will have, unless the terms of their appointment otherwise provide, discretionary authority to vote the shares represented by duly executed proxies in accordance with their discretion and judgment.

Revocation of Proxies

You may revoke your proxy before it is voted (i) by so notifying the Secretary of the Company in writing at the location of the Annual Meeting not less than one hour before the time fixed for the beginning of the Annual Meeting; (ii) by signing and dating a new and different proxy card and mailing it to Computershare such that it is received by Computershare by 11:00 a.m. Eastern European Summer time on June 24, 2010; or (iii) by voting your shares in person or by an appointed agent or representative at the meeting. You cannot revoke your proxy merely by attending the Annual Meeting.

Solicitation of Proxies

This proxy solicitation is being made on behalf of the Company by its board of directors and management. The solicitation of proxies will be primarily by mail, but may also be made by telephone, electronic or oral communications by the directors, officers and regular employees of the Company at no additional compensation. The cost of any such solicitation will be borne by the Company. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed by the Company for their reasonable out-of-pocket expenses incurred in sending proxy materials to beneficial owners.

Board Recommendation

The board of directors recommends that you vote FOR each of the Company’s director nominees, and FOR the appointment of KPMG LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010 and authorization of the Company’s audit committee to determine their remuneration.

Multiple Shareholders Sharing One Address

In accordance with Rule 14a-3(e)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), one proxy statement may be delivered to two or more shareholders who share an address in the United States, unless the Company has received contrary instructions from one or more of the shareholders. The Company will deliver promptly upon written or oral request a separate copy of the proxy statement and the Annual Report at a shared address to which a single copy of the proxy statement was delivered. Requests for additional copies of the proxy statement and the Annual Report, and requests that in the future separate proxy statements be sent to shareholders who share an address, should be directed to the Company’s Corporate Secretary, TransAtlantic Petroleum Ltd., 5910 N. Central Expressway, Suite 1755, Dallas, Texas, 75206, or at telephone number (214) 220-4323. In addition, shareholders who share a single address in the United States but receive multiple copies of the proxy statement may request that in the future they receive a single copy by contacting the Company at the address and phone number set forth in the prior sentence.

2009 Audited Financial Statements

Under the Company’s Bye-Laws and Bermuda law, audited financial statements must be presented to shareholders at an annual general meeting of shareholders. To fulfill this requirement, the Company will present at the Annual Meeting consolidated financial statements for the fiscal year ended December 31, 2009, which have been audited by KMPG LLP. Those financial statements are included in the Annual Report, a copy of which is being delivered, or is otherwise made available, together with this proxy statement. Representatives of KPMG LLP are expected to attend the Annual Meeting and to respond to appropriate questions and will have the opportunity to make a statement should they so desire. No vote is required by shareholders with respect to the Company’s 2009 audited financial statements.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The Company’s only outstanding class of equity securities is its Common Shares, par value $0.01 per share. The following table sets forth information known to the Company about the beneficial ownership of its Common Shares on May 21, 2010 by (i) each person or entity known to the Company to own beneficially more than five percent (5%) of its Common Shares; (ii) each director nominee; (iii) each named executive officer; and (iv) all of the Company’s present executive officers and directors as a group.

Unless otherwise indicated in the footnotes, each person or entity listed in the following table has sole voting power and investment power over the Common Shares listed as beneficially owned by that person or entity. Percentages of beneficial ownership are based on 304,846,095 Common Shares outstanding on May 21, 2010. Unless otherwise indicated in the footnotes, the address for each listed person is c/o TransAtlantic Petroleum Ltd., 5910 N. Central Expressway, Suite 1755, Dallas, Texas 75206.

	Shares Beneficially Owned(1)
Name of Beneficial Owner	Number		Percent
N. Malone Mitchell, 3rd	152,756,202	(2)	48.5%
Hilda Kouvelis	270,519	(3)	*
Scott C. Larsen	1,250,328	(4)	*
Matthew W. McCann	1,431,623	(5)	*
Jeffrey S. Mecom	400,278	(6)	*
Gary T. Mize	—		*
Brian E. Bayley	307,802	(7)	*
Alan C. Moon	366,415	(8)	*
Mel G. Riggs	60,000		*
Michael D. Winn	687,802	(9)	*
Bob G. Alexander	—		*

All executive officers and directors as a group (10 persons)	157,530,969	(10)	49.7%

Dalea Partners, LP	101,935,039	(11)	33.4%
4801 Gaillardia Parkway
Suite 350
Oklahoma City, OK 73142

Longfellow Energy, LP	49,583,333	(12)	15.8%
4801 Gaillardia Parkway
Suite 350
Oklahoma City, OK 73142

FMR LLC	19,673,851	(13)	6.5%
82 Devonshire Street
Boston, MA 02109

MSD Energy Investments, L.P.	15,900,000	(14)	5.2%
645 Fifth Avenue, 21st Floor
New York, NY 10022

*	Less than 1% of the outstanding Common Shares.

(1)

Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 under the Exchange Act and is not necessarily indicative of beneficial ownership for any other purpose, including under Canadian securities laws. The number of Common Shares shown as beneficially owned includes Common Shares which for Canadian securities law purposes may not be beneficially owned but over which a person would be deemed to exercise control or direction. The number of Common Shares shown as beneficially owned includes Common Shares subject to options, common share purchase warrants, and restricted stock units (“RSUs”) that are currently exercisable or vested (in the case of RSUs) or that will become exercisable or vested within 60 days of May 21, 2010. RSUs that are vested within 60 days and Common Shares subject to options or common share purchase warrants exercisable within 60 days after May 21, 2010 are deemed outstanding for computing the percentage of the person or entity holding such securities but are not deemed outstanding for computing the percentage of any other person or entity.

(2)	Based on Amendment No. 6 to Schedule 13D filed on December 3, 2009. According to the Amendment No. 6 to Schedule 13D, Dalea Partners, LP (“Dalea”) shares voting and dispositive power over 101,935,039 Common Shares, Dalea Management, LLC (“Dalea Management”) shares voting and dispositive power over 101,935,039 Common Shares, Riata TransAtlantic, LLC (“Riata TransAtlantic”) shares voting and dispositive power over 1,150,028 Common Shares, Longfellow Energy, LP (“Longfellow”) shares voting and dispositive power over 49,583,333 Common Shares, Duet 8, LLC shares voting and dispositive power over 49,583,333 Common Shares and Mr. Mitchell has sole voting and dispositive power over 54,468 Common Shares and shared voting and dispositive power over 152,668,400 Common Shares. Dalea Management is the general partner of Dalea. Mr. Mitchell is a partner of Dalea and a manager of Dalea Management. Riata TransAtlantic is managed by Mr. Mitchell, and Mr. Mitchell is a manager of Duet 8, LLC. Also includes 10,000,000 common share purchase warrants that are held by Longfellow. Mr. Mitchell, his wife and children indirectly own 100% of Longfellow. Mr. Mitchell is the Company’s chairman. Also includes 33,334 Common Shares subject to options.

(3)	Includes 225,000 Common Shares subject to options and 8,583 Common Shares subject to RSUs.

(4)	Includes 770,000 Common Shares subject to options and 6,021 Common Shares subject to RSUs.

(5)	Includes 50,000 Common Shares subject to options and 4,817 Common Shares subject to RSUs.

(6)	Includes 325,000 Common Shares subject to options and 8,612 Common Shares subject to RSUs.

(7)	Includes 110,000 Common Shares subject to options.

(8)	Includes 110,000 Common Shares subject to options.

(9)	Includes 285,000 Common Shares subject to options. Also includes 180,000 Common Shares held by MDW & Associates LLC. As the manager of MDW & Associates LLC, Mr. Winn may be deemed to beneficially own these shares.

(10)	Reflects the information in footnotes (1) through (9) above.

(11)	Based on Amendment No. 6 to Schedule 13D filed on December 3, 2009. Based on the Amendment No. 6 to Schedule 13D, Dalea shares voting and dispositive power over 101,935,039 Common Shares. Mr. Mitchell is a partner of Dalea and a manager of Dalea Management, the general partner of Dalea. Mr. Mitchell is the Company’s chairman.

(12)	Based on Amendment No. 6 to Schedule 13D filed on December 3, 2009. Based on the Amendment No. 6 to Schedule 13D, Longfellow shares voting and dispositive power over 49,583,333 Common Shares. Includes 10,000,000 common share purchase warrants. Mr. Mitchell, his wife and children indirectly own 100% of Longfellow. Mr. Mitchell is the Company’s chairman.

(13)

Based on a Schedule 13G filed on February 16, 2010. FMR LLC, acting through its subsidiaries, is the beneficial owner of 19,673,851 Common Shares. Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 10,385,151 of the Company’s Common Shares as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, and the funds each has sole power to dispose of the 10,385,151 Common Shares owned by the funds. Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of shares owned directly by the Fidelity funds, which power resides with the funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the funds’ Boards of Trustees. Pyramis Global Advisors, LLC (“PGALLC”), an indirect wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 8,822,000 of the Company’s Common Shares as a result of it serving as investment adviser to institutional accounts, non-U.S. mutual funds or investment companies registered under Section 8 of the Investment Company Act of 1940 owning such shares. Edward C. Johnson 3d and FMR LLC, through its control of PGALLC, each has sole dispositive power over 8,822,000 Common Shares and sole power to vote or to direct the voting of 8,822,000 Common Shares owned by the institutional accounts or funds advised by PGALLC as reported above. Pyramis Global Advisors Trust Company (“PGATC”), an indirect wholly-owned subsidiary of FMR LLC and a bank as defined in Section 3(a)(6) of the Exchange Act, is the beneficial owner of 448,600 Common Shares as a result of it serving as investment adviser to institutional accounts owning such shares. Edward C. Johnson 3d and FMR LLC, through its control of PGATC, each has sole dispositive power over 448,600 Common Shares and sole power to vote or to direct the voting of 280,200 Common Shares owned by the institutional accounts managed by PGATC as reported above. FIL Limited (“FIL”) and various foreign-based subsidiaries provide investment advisory and management services to a number of non-U.S. investment companies and certain institutional investors. FIL, which is a qualified institution under section 240.13d-1(b)(1)(ii) of the Exchange Act, is the beneficial owner of 18,100 Common Shares. Partnerships controlled predominantly by members of the family of Edward C. Johnson 3d, Chairman of FMR LLC and FIL, or trusts for their benefit, own shares of FIL voting stock with the right to cast approximately 47% of the total votes which may be cast by all holders of FIL voting stock. FMR LLC and FIL are separate and independent corporate entities and their boards of directors are generally composed of different individuals. FMR LLC and FIL are of the view that they are not acting as a “group” for purposes of Section 13(d) under the Exchange Act.

(14)	Based on Amendment No. 1 to Schedule 13G filed on February 8, 2010. MSD Capital, L.P. is the general partner of MSD Energy Investments, L.P. and may be deemed to have or share voting and dispositive power over, and/or beneficially own, the Common Shares held by MSD Energy Investments, L.P. MSD Capital Management LLC is the general partner of MSD Capital, L.P. and may be deemed to have or share voting and/or dispositive power over, and beneficially own, the Common Shares held by MSD Capital, L.P. Michael S. Dell is the controlling member of, and may be deemed to beneficially own securities owned by MSD Capital Management LLC.

ELECTION OF DIRECTORS

(Proposal 1)

The board of directors currently consists of seven members. The persons whose names are listed below (“Director Nominees”) have been nominated for election as directors by the board of directors to serve for a term of office to expire at the Annual Meeting of Shareholders in 2011, with each to hold office until his successor has been duly elected or appointed. Each Director Nominee has expressed his intention to serve the entire term for which election is sought.

Director Nominees

The following table and text set forth the name, position, residence, age, principal occupation and terms of service of each Director Nominee:

Name	Age	Principal Occupation	Director Since
N. Malone Mitchell, 3rd Chairman Oklahoma City, OK, USA	48	President of Riata Management, LLC (a private oil and gas exploration and production company)	2008

Brian E. Bayley(1)(2)(3)	57	President, CEO and Director of Quest Capital Corp.	2001
Director		(a public mortgage investment corporation)
Vancouver, BC, Canada

Scott C. Larsen	58	President of TransAtlantic Petroleum Ltd.	2005
Director and President
Dallas, TX, USA

Matthew W. McCann	41	CEO of TransAtlantic Petroleum Ltd.	2008
Director and Chief Executive Officer
Oklahoma City, OK, USA

Alan C. Moon(1)(2)(3)	64	President of Crescent Enterprises Inc.	2004
Director Calgary, AB, Canada		(a private investment company)

Mel G. Riggs(1) Director Midland, TX, USA	55	Senior Vice President—Finance, Secretary, Treasurer and Chief Financial Officer of Clayton Williams Energy, Inc. (a public oil and gas exploration and production company)	2009

Michael D. Winn(1)(2)(3)	48	President of Terrasearch Inc.	2004
Director Laguna Beach, CA, USA		(a private consulting company)

Bob G. Alexander Edmond, OK, USA	76	President and Chief Executive Officer of National Energy Group, Inc.

(1)	Member of the audit committee.

(2)	Member of the compensation committee.

(3)	Member of the corporate governance committee.

Information with respect to the securities beneficially owned by each of the Director Nominees can be found under the heading “Security Ownership of Certain Beneficial Owners and Management.” The following sets forth the biographical background information for each Director Nominee. In addition, the biographies of the Company’s Director Nominees include a brief description of the specific experience, qualifications, attributes or skills that led to the conclusion that each person should serve as a director. In addition to the specific experience, qualifications, attributes and skills described below, all of the Director Nominees have the professional experience and personal character that make them highly qualified Director Nominees for the Company and collectively comprise an experienced board that works well together as a whole.

N. Malone Mitchell, 3rd has served as a director since April 2008 and as the Company’s chairman since May 2008. Since 2005, Mr. Mitchell has served as the president of Riata Management, LLC, an Oklahoma City-based private oil and gas exploration and production company. From June to December 2006, Mr. Mitchell served as president and chief operating officer of Sandridge Energy, Inc. (formerly Riata Energy, Inc.), an independent natural gas and oil company concentrating in exploration, development and production activities. Until he sold his controlling interest in the company in June 2006, Mr. Mitchell also served as president, chief executive officer and chairman of Riata Energy, Inc., which Mr. Mitchell founded in 1985 and built into one of the largest privately held energy companies in the United States.

Mr. Mitchell brings to the board extensive executive leadership experience, organizational experience, experience with the Company and over 25 years of experience in the oil and gas industry. He is familiar with the Company’s day-to-day operations and is critical to the formulation and execution of the Company’s strategy. His insight into the Company’s operations and performance and the oil and gas industry in general are critical to board discussions.

Brian E. Bayley has served as a director since 2001. From June 2003 to present, Mr. Bayley has served as a director of Quest Capital Corp., a publicly traded mortgage investment corporation listed on the Toronto Stock Exchange and NYSE Amex. Since May 2009, Mr. Bayley has also served as president and chief executive officer of Quest Capital Corp. From January 2008 until May 2009, Mr. Bayley served as co-chairman of Quest Capital Corp., and from June 2003 until January 2008 and during March 2008, Mr. Bayley served as president and chief executive officer, respectively. Since December 1996, he has also served as the president and a director of Ionic Management Corp., a private management company.

Mr. Bayley brings to the board extensive financial, executive leadership and organizational experience. This experience makes him an effective member of the Company’s audit committee. Mr. Bayley also has significant experience serving as a director of other public companies, which brings important insights into board oversight, compensation and corporate governance matters.

Scott C. Larsen has served as the Company’s president since March 2004 and served as the Company’s chief executive officer from May 2005 to January 2009. He has served as a director since May 2005. He previously served as the Company’s vice president—operations from July 2002 until March 2004, and has been involved in the Company’s international activities since their inception in 1994. An attorney by training with over 25 years of experience in the oil and gas industry, Mr. Larsen served previously as general counsel for Humble Exploration, an independent exploration company. Additionally, he spent several years as a partner in Vineyard, Drake & Miller, a business litigation law firm and served as general counsel for Summit Partners Management Co., a venture capital and management company.

Mr. Larsen brings to the board executive leadership experience, organizational experience, extensive experience with the Company and extensive experience in the oil and gas industry, including international oil and gas exploration. He is familiar with the Company’s day-to-day operations and the implementation of the Company’s strategy. His insight into the Company’s performance and the oil and gas industry in general are critical to board discussions.

Matthew W. McCann has served as the Company’s chief executive officer since January 2009 and has served as a director since May 2008. Since April 2007, Mr. McCann has also served as general counsel of Riata Management, LLC, an Oklahoma City-based private oil and gas exploration and production company. From December 2005 to April 2007, Mr. McCann served as vice president, legal & corporate secretary for Sandridge Energy, Inc. (formerly Riata Energy, Inc.), an independent oil and natural gas company concentrating in exploration, development and production activities and, from 2001 to December 2005, Mr. McCann served as general counsel for Riata Energy, Inc.

Mr. McCann brings to the board extensive executive leadership experience, organizational experience, experience with the Company and experience in the oil and gas industry. He is responsible for, and familiar with, the Company’s day-to-day operations and the implementation of the Company’s strategy. His insight into the Company’s performance and the oil and gas industry in general are critical to board discussions.

Alan C. Moon has served as a director since 2004. Mr. Moon has been the president of Crescent Enterprises Inc., a private Calgary-based investment firm, since he formed it in 1997. Prior to that, Mr. Moon was president and chief operating officer of TransAlta Energy Corporation, an international independent electric power generation and distribution company that had approximately $1 billion in assets and operated in Ontario, New Zealand, Australia, South America, and the United States during the period Mr. Moon served as an executive officer of the company.

Mr. Moon brings to the board extensive financial, executive leadership and organizational experience. This background makes him an effective chairman of the Company’s compensation committee and the Company’s corporate governance committee. In addition, Mr. Moon has significant experience serving as a director of other public companies. This background brings important insights into board oversight, compensation and corporate governance matters.

Mel G. Riggs has served as a director since July 2009. Mr. Riggs has served as senior vice president—finance, secretary, treasurer, and chief financial officer since 1991, and as a director since 1994, of Clayton Williams Energy, Inc., an independent exploration and production company that develops and produces oil and natural gas. Since 1989, Mr. Riggs has served as manager of finance of the Williams Companies, Inc. From 1984 to 1989, Mr. Riggs was initially employed as senior vice president of finance and treasurer of ClayDesta Communications, Inc., and thereafter as vice president of finance of Advanced Telecommunications Corporation, which acquired ClayDesta Communications, Inc. in March 1989.

Mr. Riggs brings to the board extensive financial, executive leadership and organizational experience, including over 30 years experience as a certified public accountant and 19 years experience as a chief financial officer. This experience makes him an audit committee financial expert under Securities and Exchange Commission rules and regulations and an effective chairman of the Company’s audit committee. Mr. Riggs also has significant experience serving as a director of other public companies, which brings important insights into board oversight and corporate governance matters.

Michael D. Winn has served as a director since 2004. Mr. Winn has been the president of Terrasearch Inc., a private consulting company that provides analysis on mining and energy companies, since he formed that company in 1997. Prior to that, Mr. Winn spent four years as an analyst for a Southern California-based brokerage firm where he was responsible for the evaluation of emerging oil and gas and mining companies. Mr. Winn has worked in the oil and gas industry since 1983 and the mining industry since 1992.

Mr. Winn brings to the board extensive financial, executive leadership and organizational experience. Mr. Winn also has significant experience serving as a director of other public companies, which brings important insights into board oversight, compensation and corporate governance matters.

Bob G. Alexander has not previously served as a director. Mr. Alexander, a founder of Alexander Energy Corporation, served as chairman of the board, president and chief executive officer of Alexander Energy Corporation from 1980 to 1996. Alexander Energy Corporation merged with National Energy Group, Inc. in 1996 and Mr. Alexander served as president and chief executive officer of National Energy Group, Inc. from 1998 to present. From 1976 to 1980, Mr. Alexander served as vice president and general manager of the northern division of Reserve Oil, Inc. and president of Basin Drilling Corporation, both subsidiaries of Reserve Oil and Gas Company of Denver, Colorado. Mr. Alexander also served on the board of Quest Resource Corporation from June to August 2008.

Mr. Alexander would bring to the board extensive financial, executive leadership and organizational experience and experience with the oil and gas industry, in particular, the oil and gas services industry. Mr. Alexander would also bring experience serving as a director of other public companies, which brings important insights into board oversight and corporate governance matters.

Messrs. Mitchell, Winn, Bayley, Riggs and Alexander either currently serve or within the past five years have served on the board of directors of the public companies listed below:

Name of Director	Name of Company	Period Served
N. Malone Mitchell	Quest Resource Corporation	April 2007 – May 2008

Brian E. Bayley	American Natural Energy Corporation	June 2001 – Present
	Esperanza Silver Corporation	December 1999 – Present
	Kirkland Lake Gold Inc.	October 1998 – Present
	Quest Capital Corp.	June 2003 – Present
	Midway Gold Corp.	May 1996 – November 2008

Mel G. Riggs	Clayton Williams Energy, Inc.	May 1994 – Present

Michael D. Winn	Alexco Resource Corporation	January 2005 – Present
	Quest Capital Corp.	July 2002 – December 2007

Bob. G. Alexander	Quest Resource Corporation	June 2008 – August 2008

Unless otherwise directed in the enclosed proxy, the persons named in the proxy intend to vote the shares represented by the proxy for the election of the Director Nominees. Other than Mr. Alexander, each of the Director Nominees is presently a director of the Company.

The board of directors does not believe that any of the above-named Director Nominees will refuse or be unable to serve as a director of the Company. Should any of them become unable or unwilling to accept nomination or election, then the persons named in the enclosed form of proxy intend to vote the shares represented by the proxy for the election of such other person or persons as may be nominated or designated by the board of directors.

To the best of the Company’s knowledge, there are no arrangements or understandings between any director, nominees for directors or executive officers and any other person pursuant to which any person was selected as a director, nominee for director or executive officer. There are no family relationships between any of the Company’s directors, nominees for director or executive officers. To the Company’s knowledge, there have been no material legal proceedings as described in Item 401(f) of Regulation S-K during the last ten years that are material to an evaluation of the ability or integrity of any of the Company’s directors, nominees for directors or executive officers.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE

SHAREHOLDERS VOTE “FOR” EACH DIRECTOR NOMINEE

FOR ELECTION TO THE BOARD OF DIRECTORS

Board Committees and Meetings

The board of directors has established three standing committees: the audit committee, the compensation committee and the corporate governance committee. Messrs. Winn, Bayley, Moon and Riggs serve on the audit committee. Messrs. Winn, Bayley and Moon serve on the compensation committee and the corporate governance committee. Mr. Riggs is chairman of the audit committee, and Mr. Moon is chairman of the compensation committee and the corporate governance committee. The mandate of the board of directors is included in the written Terms of Reference adopted by the board of directors.

The board of directors held 15 meetings during 2009. During 2009, each director attended 75% or more of the aggregate of the total number of meetings of the board of directors during the periods such director served and the total number of meetings held by all committees of the board on which such director served during the periods such director served. Each director attended all board of director meetings in 2009, with the exception of Messrs. McCann and Winn, who attended all but one of the board of director meetings. The Company does not have a board policy on director attendance at the Company’s Annual Meeting. Messrs. Bayley, McCann, Mitchell and Moon attended the 2009 annual and special meeting of shareholders.

Audit Committee

The audit committee reviews the effectiveness of the Company’s financial reporting, management information and internal control systems, and effectiveness of its independent registered public accounting firm. It monitors financial reports, the conduct and results of the annual independent audit, finance and accounting policies and other financial matters. The audit committee also reviews and recommends for board of director approval the Company’s interim consolidated financial statements and year-end financial statements. The audit committee has been designated by the board of directors to serve as the reserves committee and reviews the Company’s reserve reports and conducts inquiries with the reserve engineers as it deems appropriate. To maintain the effectiveness and integrity of the Company’s financial controls, the audit committee monitors internal control and management information systems. The audit committee held 7 meetings during 2009.

All members of the audit committee have been determined to be financially literate and to meet the appropriate standards for independence in accordance with the NYSE Amex rules, Securities and Exchange Commission (“SEC”) rules and Canadian securities law requirements. See “Corporate Governance—Director Independence.” In addition, the board of directors has determined that Mr. Riggs meets the qualifications of an “Audit Committee Financial Expert” in accordance with SEC rules and regulations. The audit committee operates under the audit committee Terms of Reference adopted by the board of directors that governs its duties and conduct. Copies of the Terms of Reference can be obtained free of charge from the Company’s website, www.transatlanticpetroleum.com, or by contacting the Company at the address appearing on the first page of this proxy statement to the attention of Investor Relations, or by telephone at (214) 220-4323.

Compensation Committee

The compensation committee establishes and administers the Company’s policies, programs and procedures for compensating and incentivizing its executive officers. The compensation committee reviews all compensation arrangements for the chairman and other executive officers of the Company, including salaries, bonus, cash-incentive and equity-based incentive compensation, and makes recommendations to the board for their approval. The compensation committee held 6 meetings during 2009.

All members of the compensation committee have been determined to meet the NYSE Amex standards and Canadian securities law requirements for independence. See “Corporate Governance—Director Independence.” Further, each member of the compensation committee is a “Non-Employee Director” as defined in Rule 16b-3 under the Exchange Act and an “outside director” as defined for purposes of 162(m) of the Internal Revenue Code of 1986, as amended. Copies of the compensation committee charter can be obtained free of charge from the Company’s website, www.transatlanticpetroleum.com, or by contacting the Company at the address appearing on the first page of this proxy statement to the attention of Investor Relations, or by telephone at (214) 220-4323.

Corporate Governance Committee

The corporate governance committee has overall responsibility for developing the Company’s approach to corporate governance including keeping the Company informed of legal requirements and trends regarding corporate governance, monitoring and assessing the performance of the board of directors and committees of the board of directors, and for developing, implementing, and monitoring good corporate governance practices. The corporate governance committee is also responsible for identifying individuals qualified to become board members and recommending candidates to the board of directors to fill board vacancies and newly created director positions. The corporate governance committee held 3 meetings during 2009.

All members of the corporate governance committee have been determined to meet the NYSE Amex standards and Canadian securities law requirements for independence. See “Corporate Governance—Director Independence.” Copies of the corporate governance committee charter can be obtained free of charge from the Company’s website, www.transatlanticpetroleum.com, or by contacting the Company at the address appearing on the first page of this proxy statement to the attention of Investor Relations, or by telephone at (214) 220-4323.

Report of the Audit Committee

The following is the report of the audit committee with respect to the Company’s audited financial statements for 2009, which includes the consolidated balance sheet of the Company as of December 31, 2008 and 2009, and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the years ended December 31, 2007, 2008 and 2009, and the notes thereto. The information contained in this report shall not be deemed to be “soliciting material” or to be “filed with the SEC” or subject to the liabilities of Section 18 of the Exchange Act nor shall such information be incorporated by reference into any future filing under the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”), except to the extent that the Company specifically incorporates it by reference in such filing.

Review and Discussions with Management

The audit committee has reviewed and discussed the Company’s audited financial statements with management.

Review and Discussions with Independent Registered Public Accounting Firm

The audit committee has discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees” that includes, among other items, matters related to the conduct and the results of the audit of the Company’s financial statements.

The audit committee has also received written disclosures and the letter from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence and has discussed with KPMG LLP their independence from the Company.

Based on the review and discussions referred to above, the audit committee recommended to the Company’s board of directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

AUDIT COMMITTEE

Mel G. Riggs, Chairman

Brian E. Bayley

Alan C. Moon

Michael D. Winn

Corporate Governance

Director Independence

The standards relied upon by the board of directors in affirmatively determining whether a director is “independent” are those set forth in the rules of the NYSE Amex Company Guide and National Instrument 52-110 of the Canadian Securities Regulators (“NI 52-110”), which generally provide that independent directors are persons other than the Company’s executive officers or employees. In addition, the following persons are not considered independent:

•

a director who is, or during the past three years was, employed by the Company, other than prior employment as an interim executive officer (provided the interim employment did not last longer than one year);

•

a director who accepted or has an immediate family member who accepted any compensation from the Company in excess of $120,000 (Cdn $75,000 under NI-52-110) during any period of twelve consecutive months within the three years preceding the determination of independence, other than compensation for board or board committee service, compensation paid to an immediate family member who is an employee (other than an executive officer), compensation received for former service as an interim executive officer (provided the interim employment did not last longer than one year), or benefits under a tax-qualified retirement plan, or non-discretionary compensation;

•	a director who is an immediate family member of an individual who is, or at any time during the past three years was, employed by the Company as an executive officer;

•

a director who is, or has an immediate family member who is, a partner in, or a controlling shareholder or an executive officer of, any organization to which the Company made, or from which the Company received, payments (other than those arising solely from investments in the Company’s securities or payments under non-discretionary charitable contribution matching programs) that exceed 5% of the organization’s consolidated gross revenues for that year, or $200,000, whichever is more, in any of the most recent three fiscal years;

•

a director who is, or has an immediate family member who is, employed as an executive officer of another entity where at any time during the most recent three fiscal years any of the issuer’s executive officers served on the compensation committee of such other entity; or

•

a director who is, or has an immediate family member who is, a current partner of the Company’s outside independent registered public accounting firm, or was a partner or employee of the Company’s outside independent registered public accounting firm who worked on the Company’s audit at any time during any of the past three years.

The NYSE Amex rules provide that members of the audit committee must also comply with the independence standards under Rule 10A-3 of the Exchange Act, which provide that a member of an audit committee of a company, other than an investment company, may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee: (i) accept directly or indirectly any consulting, advisory, or other compensatory fee from the Company or any subsidiary thereof, provided that compensatory fees do not include the receipt of fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with the Company (provided that such compensation is not contingent in any way on continued service); or (ii) be an affiliated person of the Company or any subsidiary thereof. NI 52-110 provides substantially similar independence standards for audit committee members.

In accordance with the NYSE Amex and NI 52-110 independence definitions, the board of directors also makes an affirmative determination that each potential independent director does not have any relationship which, in the board’s opinion, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

The board of directors, in applying the above-referenced standards, has affirmatively determined that at least 50% of its members are “independent” within the meaning of the NYSE Amex rules and NI 52-110. Specifically, the board of directors has determined that each of Messrs. Bayley, Moon, Winn and Riggs are “independent” under these rules. Mr. Alexander would also be considered “independent” under these rules. In addition, the board has affirmatively determined that each of Messrs. Bayley, Moon, Winn and Riggs, who comprise the Company’s audit committee, meet the additional independence requirements applicable to audit committee members under the NYSE Amex rules and Rule 10A-3 under the Exchange Act. As part of the board’s process in making these determinations, each of these directors provided written assurances that (a) all of the above-cited objective criteria for independence were satisfied and (b) he had no other “material relationship” with the Company that could interfere with his ability to exercise independent judgment.

In determining that the above directors are “independent,” the board considered the relationship of Mr. Bayley with Quest Capital Corp. (“Quest”). The Company entered into a $3.0 million short term standby bridge loan with Quest in April 2007. The Company then increased the loan facility to $4.0 million in August 2007 and issued 503,823 Common Shares to Quest as it drew down the loan. In November 2007, the Company paid down $2.0 million of principal on the loan, and then the Company repaid the loan in full on April 8, 2008. At the time of the Quest transactions, the Company had two directors in common with Quest and Mr. Bayley served as Quest’s chief executive officer. Mr. Bayley was not directly involved in the transaction and had no direct or indirect material interest in the transaction. This relationship does not disqualify Mr. Bayley from being deemed an independent director under the NYSE Amex and NI 52-110 rules, and the board has determined that this relationship does not interfere with his ability to exercise independent judgment.

Mr. McCann, who serves as chief executive officer, and Mr. Larsen, who serves as president, are not independent. Mr. Mitchell, who serves as chairman of the board of directors, is not independent due to a combination of his indirect shareholdings and commercial relationships with the Company.

Board Leadership

The offices of the chairman of the board and chief executive officer are currently separate. Mr. Mitchell serves as the Company’s chairman, and Mr. McCann serves as the Company’s chief executive officer. The board believes that this structure is the most appropriate structure at this time. Mr. Mitchell is not an independent director but is not an officer of the Company. The independent directors of the board meet without members of management at each regularly scheduled board meeting held in person. Also, individual directors may engage an outside adviser at the Company’s expense, subject to the approval of the chairperson of the corporate governance committee. The board relies upon the foregoing processes and the level of experience and qualifications of its independent directors, particularly the chairperson of its corporate governance committee, to compensate for having a non-independent chairman of the board of directors.

Board’s Role in Risk Oversight

The board actively manages the Company’s risk oversight process and receives periodic reports from management on areas of material risk to the Company, including operational, financial, legal and regulatory risks. The board committees assist the board in fulfilling its oversight responsibilities in certain areas of risk. The audit committee assists the board with its oversight of the Company’s major financial risk exposures. The compensation committee assists the board with its oversight of risks arising from the Company’s compensation policies and programs. The corporate governance committee assists the board with its oversight of risks associated with board organization, board independence and corporate governance. While each committee is responsible for evaluating certain risks and overseeing the management of those risks, the entire board is regularly informed through committee reports about the risks.

Director Nomination Policy

Each Director Nominee was recommended to the board by the corporate governance committee for nomination. Generally, candidates for director are identified and suggested by the members of the board or management using their business networks. Mr. Mitchell recommended Mr. Alexander as a candidate for director to the corporate governance committee. The board and the corporate governance committee have not established any specific minimum qualifications that a candidate for director must meet in order to be recommended for board membership. In recommending candidates, the corporate governance committee considers such factors as it deems appropriate, including potential conflicts of interest, professional experience, personal character, diversity, outside commitments (for example, service on other boards) and particular areas of expertise, all in the context of the needs of the board. Although we have no policy regarding diversity, the corporate governance committee and the board believes that it is essential that individual board members represent diverse opinions, perspectives, professional experiences and backgrounds.

The corporate governance committee does not have a policy with regard to consideration of director candidates recommended by shareholders. The Company does not believe that it is necessary for the corporate governance committee to have such a policy because directors are elected by a majority of the votes cast in person or by proxy at a meeting at which a quorum is present, and the Company is effectively controlled by Mr. Mitchell. To date, the Company has not received any recommendation from shareholders requesting that the corporate governance committee consider a candidate for inclusion among the slate of nominees in the Company’s proxy statement. The corporate governance committee will consider all proposed nominees for the board, including those put forward by shareholders. Shareholder nominations should be addressed to the corporate governance committee in care of Jeffrey Mecom, Vice President and Corporate Secretary, TransAtlantic Petroleum Ltd., 5910 N. Central Expressway, Suite 1755, Dallas, TX 75206.

Communication with the Board of Directors

Shareholders or other interested parties may communicate directly with one or more members of the Company’s board, or the non-executive directors as a group, by writing to the director or directors at the following address: TransAtlantic Petroleum Ltd., Attn: Board of Directors or the name of the individual director or directors, 5910 N. Central Expressway, Suite 1755, Dallas, Texas 75206. The Company will forward the communication on a confidential basis to the appropriate directors.

Executive Officers

The Company’s executive officers are appointed by the board of directors and hold office until their successors are chosen and qualify. The following table and text sets forth certain information with respect to the Company’s executive officers as of May 21, 2010, other than Messrs. McCann and Larsen, whose information is set forth above under “Director Nominees”:

Name	Age	Position
Matthew W. McCann	41	Director and Chief Executive Officer
Scott C. Larsen	58	Director and President
Gary T. Mize	57	Vice President and Chief Operating Officer
Hilda D. Kouvelis	47	Vice President and Chief Financial Officer
Jeffrey S. Mecom	44	Vice President and Corporate Secretary

Gary T. Mize was appointed as the Company’s vice president and chief operating officer in January 2010. From 1994 through November 2009, Mr. Mize served as executive vice president of Manti Exploration Company, an oil and gas company engaged in exploration, development and production, where he was responsible for coordination of all acquisition, exploration, financial, and operational activities. Prior to joining Manti Exploration Company, Mr. Mize was employed by Exxon Mobil Corporation from 1974 to 1994. At Exxon, Mr. Mize held numerous management positions including operations manager—Southeastern Division, technical manager—East Texas Division and planning manager—Natural Gas Department.

Hilda D. Kouvelis has served as the Company’s chief financial officer since January 2007 and as a vice president since May 2007. She served as the Company’s controller since joining the Company in July 2005 until January 2007. From November 2007 until May 2008, Ms. Kouvelis served as chief financial officer of Sky Petroleum Inc. and Southern Star Energy Inc. Prior to that, Ms. Kouvelis served as controller for Ascent Energy, Inc., an oil and natural gas exploration and development company, from 2001 to 2004. She has more than 20 years of industry experience, including 18 years with FINA, Inc., where she held various positions in accounting and finance, including controller and treasurer. From 1998-2000, Ms. Kouvelis served as controller for international operations at PetroFina S.A.’s headquarters in Brussels, Belgium.

Jeffrey S. Mecom has served as the Company’s corporate secretary since May 2006 and as a vice president since May 2007. Before joining the Company in April 2006, Mr. Mecom was an attorney in private practice in Dallas. Mr. Mecom served as vice president, legal and corporate secretary with Aleris International, Inc., a NYSE-listed international metals recycling and processing company, from 1995 until April 2005.

COMPENSATION OF DIRECTORS

Fiscal Year 2009 Director Compensation Table

The following table provides information regarding director compensation during 2009. Messrs. Larsen and McCann do not receive any compensation for their services as directors because the Company compensates them as employees. Compensation for Messrs. Larsen and McCann is described in “Fiscal Year 2009, 2008 and 2007 Summary Compensation Table” and the accompanying text.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)(3)	Option Awards ($)(4)	All Other Compensation ($)		Total ($)
N. Malone Mitchell	25,000	28,223	0	5,305,000	(5)	5,358,223
Brian E. Bayley	25,000	28,223	0	0		53,223
Alan C. Moon	25,000	28,223	0	0		53,223
Mel. G. Riggs	25,000	0	0	0		25,000
Michael D. Winn	25,000	28,223	0	0		53,223

(1)	Amounts shown do not reflect compensation actually received by the directors. Rather, the amounts represent the aggregate grant date fair value computed in accordance with Accounting Standards Codification (“ASC”) 718, Compensation—Stock Compensation (“ASC 718”). The assumptions used in the calculation of the aggregate grant date fair value of restricted stock units are set forth under Note 11, Stockholder’s equity, in the section entitled “Restricted stock units” in the Notes to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for 2009.

(2)	The stock awards vested in full on January 15, 2010.

(3)	The chart below reflects the aggregate number of outstanding stock awards held by each non-employee director as of December 31, 2009.

Director	Number of Common Shares Subject to Stock Awards
Mitchell	37,802
Bayley	37,802
Moon	37,802
Riggs	0
Winn	37,802

(4)	The directors did not receive any stock option awards during 2009. The chart below reflects the aggregate number of outstanding stock options held by each non-employee director as of December 31, 2009.

Director	Number of Common Shares Subject to Option Awards
Mitchell	33,334
Bayley	110,000
Moon	110,000
Riggs	0
Winn	285,000

(5)	This amount includes $5.3 million reimbursed to Riata Management, LLC (“Riata”) pursuant to that certain service agreement, as amended (the “Service Agreement”), effective May 1, 2009, with Longfellow, Viking Drilling LLC (“Viking”), MedOil Supply, LLC and Riata, which includes payments to Riata for salaries and benefits for employees of Riata who provided technical and administrative services to the Company under the Service Agreement, other than the Company’s named executive officers, and an allocation of Riata’s overhead to the Company. Such amounts do not reflect actual payments made to Mr. Mitchell for his services as a director. See “Compensation of Executive Officers—Certain Relationships and Related Transactions—Service Agreement” below for a description of the material terms of the Service Agreement.

Elements of Director Compensation

Effective January 1, 2009, all non-employee directors, including the chairman, receive an annual fee of $50,000, one-half of which is paid in cash and one-half of which is paid in the form of restricted stock units issued under the TransAtlantic Petroleum Corp. 2009 Long-Term Incentive Plan (the “Incentive Plan”). Effective July 21, 2009, the chairman of the Company’s audit committee receives an additional annual fee of $25,000 in cash. Non-employee directors do not receive extra compensation for serving on the audit, compensation or corporate governance committees of the Company’s board or for serving as chairman of the compensation committee or corporate governance committee. Non-employee directors are reimbursed for travel and other expenses directly associated with company business.

Prior to 2009, directors were granted stock options upon their election to the board of directors, and in 2007 Messrs. Winn, Bayley and Moon received grants of 185,000, 85,000 and 85,000 stock options, respectively. Messrs. Mitchell and McCann received awards of stock options in connection with their appointments as director in 2009. Beginning in 2009, directors are awarded restricted stock units and no longer receive annual stock option awards as part of their compensation.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

Executive Compensation Philosophy

The Company’s executive compensation program is designed to attract, motivate and retain talented executives enabling the Company to produce superior results and maximize return to shareholders. The Company’s pay for performance philosophy focuses executives’ efforts on achieving strategic corporate goals, thereby enabling the Company to deliver short-term and long-term financial successes for the Company’s shareholders without encouraging excessive risk taking. At this stage of the Company’s development, executive compensation is not tied to specific performance metrics, but is intended to focus the Company’s executives on successfully executing the Company’s strategy to become a vertically-integrated international oil and gas exploration, production and service company. The Company’s compensation committee, which consists entirely of independent board members, controls the executive compensation program for the Company’s named executive officers, as well as for the Company’s other officers and employees. The Company’s executive compensation objectives are to:

•	pay for performance without excessive risk;

•	attract, retain and motivate superior executives;

•	pay competitive levels of salary and total compensation; and

•	align the interests of management with the interests of the Company’s shareholders.

Process of Determining Compensation

The Company’s compensation committee determines executive compensation. The Company’s chairman and other members of its board may also participate in compensation committee meetings to provide their evaluation of the performance of the Company’s executive officers, and the Company’s chief executive officer provides compensation recommendations as to executive officers other than himself. Management plays a significant role in this process, through evaluating employee performance, recommending salary levels, discretionary cash bonuses and restricted stock unit awards and preparing meeting information for use in compensation committee meetings. Although the compensation committee has not retained a compensation consultant, it may do so in the future.

Elements of Executive Compensation

The 2009 compensation program consisted of base salary, a cash incentive bonus award, and restricted stock units. Executives also received standard employee benefits. There is no formal policy regarding the allocation between short-term or long-term incentive compensation or between cash and non-cash incentive compensation for the Company’s executive officers. The compensation committee relies on each committee member’s knowledge and experience as well as information provided by management when determining the appropriate level and mix of compensation. In general, the compensation committee believes that long-term, non-cash incentive compensation should be emphasized over short-term, cash incentive compensation for the Company’s executive officers. The Company has not adopted formal stock ownership guidelines for its named executive officers, but the Company believes that named executive officers owning stock helps align their interest with those of long-term shareholders.

Base Salaries.    The Company’s compensation committee reviews and sets base salaries annually. When determining base salary levels for the chief executive officer and other named executive officers, the compensation committee reviews their performance and contribution to the achievement of corporate objectives.

The Company entered into an oral arrangement with respect to Mr. McCann’s compensation, which set an initial base salary that is subject to the annual review and discretion of the compensation committee and the board of directors. Ms. Kouvelis and Messrs. Larsen and Mecom have entered into employment agreements with the Company. These agreements provide for an initial base salary, which may be reviewed and increased at the discretion of the board. See “Discussion Regarding Fiscal Year 2009, 2008 and 2007 Summary Compensation Table and Fiscal Year 2009 Grants of Plan-Based Awards Table—Employment Agreements” for more information on these agreements.

Short-Term Incentive Compensation.    In addition to base salaries, the Company awards cash bonuses on a discretionary basis to its employees, including the named executive officers. For the named executive officers other than the Company’s chief executive officer, the compensation committee, in consultation with the Company’s chief executive officer, recommends cash bonuses for the board’s approval. The compensation committee reviews the performance of the Company’s chief executive officer and recommends the bonus for the Company’s chief executive officer to the board of directors. Cash bonuses are based on the officer’s performance, the officer’s contribution to achieving corporate goals and the Company’s achievement of goals set by the board of directors. The compensation committee does not assign any specific weights to these measures or use a formula to determine bonus amounts.

The Company does not have a formal cash incentive bonus plan, although the Company has historically paid year-end cash bonuses in the range of 10% to 20% of annual base salary. For 2009, Mr. McCann, Ms. Kouvelis, Mr. Larsen and Mr. Mecom were awarded cash bonuses of $32,692, $21,115, $45,192 and $20,000 respectively. Of Mr. McCann’s discretionary bonus, $7,692 was paid in 2009 and $25,000 was paid in 2010. Of Ms. Kouvelis’ discretionary bonus, $8,615 was paid in 2009 and $12,500 was paid in 2010. Of Mr. Larsen’s discretionary bonus, $20,192 was paid in 2009 and $25,000 was paid in 2010. Of Mr. Mecom’s discretionary bonus, $7,500 was paid in 2009 and $12,500 was paid in 2010. For 2009, the compensation committee determined that 25% of executive bonuses would be paid in cash and 75% would be paid as long-term incentives in the form of restricted stock units.

Long-Term Incentive Compensation.    The Company’s board of directors designed its long-term incentive plan to ensure that incentive compensation rewards the Company’s employees’ contributions to the long-term positive performance of the Company, and is intended to align the Company’s executives’ interests with its shareholders’ interests. Long-term incentive awards are granted by the board of directors on the recommendation of the chief executive officer, in the case of employees, and by the compensation committee, in the case of named executive officers including the chief executive officer, president and chief financial officer. Long-term incentive awards are generally awarded by the board of directors upon the commencement of employment with the Company based on the level of responsibility of the employee. The number of long-term incentive awards outstanding to a particular individual and their length of service are taken into consideration when awarding new awards. Additional grants have been made periodically to ensure that the number of awards granted to any particular individual is commensurate with the individual’s level of ongoing responsibility within the Company.

In 2009, the Company’s compensation committee decided to alter the use of long-term incentives to award restricted stock units instead of stock options. On February 9, 2009, the Company’s board of directors approved the Incentive Plan, which was approved by the Company’s shareholders at the annual and special meeting of shareholders held on June 16, 2009. The Company’s Amended and Restated Stock Option Plan (2006) (the “Option Plan,” and together with the Incentive Plan, the “Plans”) expired at the close of the shareholder meeting with respect to all unallocated shares thereunder, and all options previously granted under the Option Plan remained in full force and effect. The Company discontinued granting stock options following the termination of the Option Plan and began granting restricted stock units pursuant to the Incentive Plan.

In connection with the approval of the Incentive Plan, the Company’s compensation committee adopted a long-term incentive policy designed to attract and retain qualified professionals throughout the Company and to attract and retain skilled, dedicated employees who are willing to commit to a long term of foreign service, while being able to pay modest salaries and create a meaningful ownership stake in the Company. The long-term incentive policy provides for a semi-annual grant of restricted stock units equal to a percentage of base salary to participants, including the Company’s chief executive officer and its named executive officers. For 2009 and 2010, the percentage was 25% of base salary. The compensation committee reviews this policy annually, and may also grant additional discretionary awards for exceptional service. The compensation committee believes that this structure will incentivize and motivate the Company’s professionals to provide the additional effort needed to maximize the Company’s success. In addition, restricted stock units provide executives with an opportunity to earn the Company’s Common Shares. The compensation committee believes this structure provides greater balance and stability to the Company’s long-term incentives for executives. It also provides a form of long-term compensation that aids retention, encourages long-term value creation and aligns financial interests with shareholders (but does not encourage excessive risk taking). The restricted stock units awarded to the Company’s named executive officers generally vest in three annual installments and are subject to the continued employment of the named executive officer through each such restricted period.

Pursuant to the Company’s long-term incentive policy, Mr. McCann, Ms. Kouvelis, Mr. Larsen and Mr. Mecom were granted restricted stock units on February 9, 2009 of 125,000, 50,000, 150,000 and 50,000, respectively. These awards were subject to the approval of the Incentive Plan and the ratification of the awards by the Company’s shareholders at the Company’s annual and special meeting held on June 16, 2009. These initial grants include awards of restricted stock units equal to 25% of base salary, plus an additional amount of restricted stock units in recognition of the executives’ contributions to the achievement of the Company’s goals in 2008. These restricted stock units vested one-third on January 15, 2010, and vest one-third on January 15, 2011 and one-third on January 15, 2012. They were also granted restricted stock units on August 10, 2009 of 14,451, 26,561, 18,064 and 25,838 respectively. These restricted stock units vest one-third on July 15, 2010, one-third on July 15, 2011 and one-third on July 15, 2012.

Employee Benefits

The Company offers core employee benefits coverage in order to provide its global workforce with a reasonable level of financial support in the event of illness or injury and to enhance productivity and job satisfaction through programs that focus on work/life balance. The benefits available are the same for all U.S. employees and include medical and dental coverage. In addition, the Company offers a 401(k) plan, which provides a reasonable level of retirement income reflecting employees’ careers with the company. U.S. employees are eligible to participate in these plans.

Severance and Change in Control Agreements

The Company’s employment agreements with Ms. Kouvelis and Messrs. Larsen and Mecom generally provide for severance benefits in the event of termination of employment for cause or “constructive dismissal.” No payments are made if employment is terminated due to death, disability or cause. These employment agreements also provide for certain payments if a termination of employment or “constructive dismissal” follows a change in control of the Company. At the time of entering into these agreements, the Company believed these agreements ensured the continuity of these executives and allowed them to focus on serving the Company in a change of control situation without the distraction of concern for their employment. See “Discussion Regarding Fiscal Year 2009, 2008 and 2007 Summary Compensation Table and Fiscal Year 2009 Grants of Plan-Based Awards Table—Employment Agreements.”

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended December 31, 2009, the compensation committee was comprised of Messrs. Winn, Bayley and Moon. During the fiscal year ended December 31, 2009, no member of the compensation committee is or has been an officer or employee of the Company or any of its subsidiaries or had any relationship requiring disclosure pursuant to Item 404 of Regulation S-K. None of the Company’s executive officers served as a director or member of the compensation committee (or other board committee performing similar functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on the Company’s compensation committee or as one of its directors.

Compensation Committee Report on Executive Compensation

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and the proxy statement on Schedule 14A.

The foregoing report is provided by the following directors, who constitute the compensation committee.

COMPENSATION COMMITTEE

Michael D. Winn

Brian E. Bayley

Alan C. Moon

Fiscal Year 2009, 2008 and 2007 Summary Compensation Table

The following Fiscal Year 2009, 2008 and 2007 Summary Compensation Table contains information regarding compensation for 2009, 2008 and 2007 that the Company paid to: (a) its chief executive officer, Matthew W. McCann, (b) its chief financial officer, Hilda Kouvelis, and (c) its only other two executive officers as of December 31, 2009, Jeffrey S. Mecom and Scott C. Larsen.

Name and Principal Position	Year	Salary ($)(3)	Bonus ($)(3)	Stock Awards ($)(4)	Option Awards ($)(4)	All Other Compensation ($)(3)(5)	Total ($)
Matthew W. McCann(1) Chief Executive Officer	2009	200,000	32,692	131,431	0	4,800	368,923

Hilda Kouvelis Vice President and Chief Financial Officer	2009	160,000	21,115	107,606	0	4,000	292,721
	2008	142,418	40,000	0	76,583	10,085	269,086
	2007	147,000	10,000	0	31,992	0	188,992

Scott C. Larsen(2) President	2009	250,000	45,192	159,622	0	19,500	474,314
	2008	250,000	60,000	0	0	10,350	320,350
	2007	240,000	120,000	0	237,951	0	597,951

Jeffrey S. Mecom Vice President and Corporate Secretary	2009	150,000	20,000	105,462	0	7,500	282,962
	2008	150,000	15,000	0	76,583	10,572	252,155
	2007	120,000	15,000	0	80,251	0	215,251

(1)	Mr. McCann was appointed the Company’s chief executive officer effective January 1, 2009.

(2)	Mr. Larsen served as the Company’s chief executive officer from May 17, 2005 to December 31, 2008. Mr. Larsen has served as the Company’s president since March 9, 2004.

(3)	As of November 1, 2008, Riata pays the salary, bonus and benefits earned by each named executive officer pursuant to the Service Agreement. The Company reimburses Riata for the actual cost of such salaries, bonuses and benefits, all as more fully described under “Certain Relationships and Related Transactions—Service Agreement.”

(4)	Amounts shown do not reflect compensation actually received by the named executive officers. Rather, the amounts represent the aggregate grant date fair value computed in accordance with ASC 718. The assumptions used in the calculation of the aggregate grant date fair value of restricted stock units and stock options are set forth under Note 11, Stockholder’s equity, in the sections entitled “Restricted stock units” and “Stock option plan” in the Notes to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for 2009.

(5)	These amounts consist of company-paid portions of insurance premiums, company contributions to a 401(k) savings plan and company-paid international travel incentives.

Fiscal Year 2009 Grants of Plan-Based Awards Table

The table below lists each grant of a plan-based award to the Company’s named executive officers during 2009.

Name	Grant Date	Compensation Committee Approval Date	All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	Grant Date Fair Value of Stock Awards ($)
Matthew W. McCann	6/16/09	2/09/09	125,000	$93,325
	8/10/09	8/10/09	14,451	$38,106

Hilda Kouvelis	6/16/09	2/09/09	50,000	$37,330
	8/10/09	8/10/09	26,561	$70,276

Scott C. Larsen	6/16/09	2/09/09	150,000	$111,990
	8/10/09	8/10/09	18,064	$47,632

Jeffrey S. Mecom	6/16/09	2/09/09	50,000	$37,330
	8/10/09	8/10/09	25,838	$68,132

(1)	These are restricted stock units awarded pursuant to the Incentive Plan.

Discussion Regarding Fiscal Year 2009, 2008 and 2007 Summary Compensation Table and Fiscal Year 2009 Grants of Plan-Based Awards Table

Employment Agreements

McCann.    The Company entered into an oral arrangement with Mr. McCann, effective January 1, 2009. Pursuant to the Company’s arrangement, Mr. McCann is paid an annual base salary of $200,000, subject to the annual review and discretion of the board. Effective January 1, 2010, Mr. McCann’s annual base salary was increased to $275,000. Mr. McCann is eligible for an annual discretionary bonus, which is determined annually by the Company’s compensation committee. This arrangement also provides that Mr. McCann is eligible to participate in all other benefits made available to the Company’s executives resident in the United States.

Kouvelis.     The Company entered into an employment agreement with Ms. Kouvelis, the Company’s vice president and chief financial officer, effective May 1, 2008. The agreement expires upon her death, disability, resignation or other termination of employment. This agreement provides for an annual base salary to Ms. Kouvelis, at the rate of $160,000 per year, which may be reviewed and increased at the discretion of the board. Effective January 1, 2010, Ms. Kouvelis’ annual base salary was increased to $185,000. The agreement also provides that Ms. Kouvelis is eligible to receive a bonus as determined by and at the discretion of the board, and she is eligible to participate in all other benefits made available to the Company’s executives resident in the United States.

Pursuant to Ms. Kouvelis’ employment agreement, if Ms. Kouvelis is terminated (i) by the Company at any time without “cause” or (ii) by Ms. Kouvelis within sixty days of an event that constitutes “constructive dismissal”, then the Company will pay Ms. Kouvelis a lump sum amount equal to one-half of her annual salary plus $7,500. In addition, if a “change in control” results in (i) the termination of employment of Ms. Kouvelis without cause within thirty days prior to or within six months after the change in control, or (ii) a constructive dismissal within six months of the change in control and Ms. Kouvelis elects to terminate her employment with the Company, the Company will pay Ms. Kouvelis a lump sum amount equal to one-half of her annual salary plus $7,500. See “Potential Payments Upon Termination or Change of Control—Employment Agreements” for the definitions of “cause,” “constructive dismissal” and “change in control.”

Larsen.    The Company entered into an employment agreement with Mr. Larsen, the Company’s president and former chief executive officer, effective July 1, 2005. The agreement expires upon his death, disability, resignation or other termination of employment. This agreement provides for an annual base salary to

Mr. Larsen, at the rate of $240,000 per year, which may be reviewed and increased at the discretion of the board. Effective January 1, 2008, Mr. Larsen’s annual base salary was increased to $250,000. Effective January 1, 2010, Mr. Larsen’s annual base salary was increased to $275,000. The agreement also provides that Mr. Larsen is eligible to receive a bonus as determined by and at the discretion of the board, and he is eligible to participate in all other benefits made available to the Company’s executives resident in the United States. In accordance with the terms of the agreement, one of the Company’s subsidiaries pays a portion of Mr. Larsen’s annual salary to Charles Management Inc., a consulting company wholly-owned by Mr. Larsen.

Pursuant to the Company’s employment agreements, if Mr. Larsen is terminated (i) by the Company at any time without “cause” or (ii) by Mr. Larsen within sixty days of an event that constitutes “constructive dismissal”, then the Company will pay Mr. Larsen a lump sum amount equal to Mr. Larsen’s annual salary plus $15,000. In addition, if a “change in control” results in either (i) the termination of employment of Mr. Larsen without cause within thirty days prior to or within one year after the change in control, or (ii) a constructive dismissal within one year of the change in control and Mr. Larsen elects to terminate his employment with the Company, the Company will pay Mr. Larsen a lump sum amount equal to his annual salary plus $15,000. See “Potential Payments Upon Termination or Change of Control—Employment Agreements” for the definitions of “cause,” “constructive dismissal” and “change in control.”

Mecom.    The Company entered into an employment agreement with Mr. Mecom, the Company’s vice president and corporate secretary, effective January 1, 2008. The agreement expires upon his death, disability, resignation or other termination of employment. This agreement provides for an annual base salary to Mr. Mecom, at the rate of $150,000 per year, which may be reviewed and increased at the discretion of the board. Effective January 1, 2010, Mr. Mecom’s annual base salary was increased to $172,000. The agreement also provides that Mr. Mecom is eligible to receive a bonus as determined by and at the discretion of the board, and he is eligible to participate in all other benefits made available to the Company’s executives resident in the United States.

Pursuant to Mr. Mecom’s employment agreement, if Mr. Mecom is terminated (i) by the Company at any time without “cause” or (ii) by Mr. Mecom within sixty days of an event that constitutes “constructive dismissal”, then the Company will pay Mr. Mecom a termination amount equal to one-half of his annual salary plus $7,500. In addition, if a “change in control” results in either (i) the termination of employment of Mr. Mecom without cause within thirty days prior to or within six months after the change in control, or (ii) a constructive dismissal within six months of the change in control and Mr. Mecom elects to terminate his employment with the Company, the Company will pay Mr. Mecom a lump sum amount equal to one-half of his annual salary plus $7,500. See “Potential Payments Upon Termination or Change of Control—Employment Agreements” for the definitions of “cause,” “constructive dismissal” and “change in control.”

Equity Incentive Plan Awards

Incentive Plan.    On February 9, 2009 and August 10, 2009, the compensation committee approved awards of restricted stock units to the Company’s named executive officers pursuant to the Incentive Plan. The restricted stock units awarded on February 9, 2009 were subject to approval of the Incentive Plan by the Company’s shareholders at the Company’s annual and special meeting held June 16, 2009 and so bear June 16, 2009 as the grant date. These restricted stock units vested one-third on January 15, 2010, and will vest one-third on January 15, 2011 and one-third on January 15, 2012, subject to the continued employment of the named executive officer through each such restricted period. The restricted stock units granted August 10, 2009 will vest one-third on July 15, 2010, one-third on July 15, 2011 and one-third on July 15, 2012, subject to the continued employment of the named executive officer through each such restricted period. Upon a termination of service within six months of a change in control or a termination in service due to death or disability, all unvested restricted stock units would vest immediately. Upon a termination of service for cause, all unvested restricted stock units would be forfeited. Upon a termination of service for any other reason, all unvested restricted stock units would be forfeited, except those restricted stock units that would have vested within one month of the termination date.

Option Plan.    The compensation committee approved awards of stock options pursuant to the Option Plan in 2007 and 2008. The Option Plan terminated at the close of the Company’s annual and special meeting of shareholders held on June 16, 2009 with respect to all unallocated shares thereunder. All options previously granted under the Option Plan remained in full force and effect.

On January 10, 2007, the compensation committee approved stock option awards for Ms. Kouvelis and Messrs. Larsen and Mecom. On December 4, 2007, the compensation committee approved additional stock option awards to Messrs. Larsen and Mecom. For 2008, the compensation committee approved stock option awards to Messrs. McCann and Mecom and to Ms. Kouvelis on June 11, 2008. The awards granted to Ms. Kouvelis and Mr. Mecom on January 10, 2007 vested one-half on the date of grant and one-half upon the first anniversary on the date of grant. All other option awards granted in 2007 and 2008 vested one-third on the date of grant and vest one-third upon the anniversary of the date of grant and one-third upon the second anniversary of the date of grant. Upon the death of a named executive officer, or if the named executive officer ceases to be an employee, officer or director within six months following a change of control of the Company, all stock options held by such named executive officer would vest immediately.

Fiscal Year 2009 Outstanding Equity Awards At Fiscal Year-End Table

The following table lists all of the outstanding stock options and stock awards held on December 31, 2009 by each of the Company’s named executive officers. The table also includes the value of the stock awards based on the closing price of the Company’s Common Shares on the NYSE Amex on December 31, 2009, which was $3.42 per share.

Name	Grant Date		Option Awards				Stock Awards
			Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
			Exercisable	Unexercisable
Matthew W. McCann	6/11/08	(2)	33,333	16,667	1.23	6/11/13
	6/16/09	(4)					125,000	427,500
	8/10/09	(5)					14,451	49,422

Hilda Kouvelis	10/11/05	(1)	25,000	0	0.90	10/11/10
	4/5/06	(1)	50,000	0	1.10	4/5/11
	1/10/07	(3)	75,000	0	1.00	1/10/12
	6/11/08	(2)	50,000	25,000	1.23	6/11/13
	6/16/09	(4)					50,000	171,000
	8/10/09	(5)					26,561	90,839

Scott C. Larsen	10/11/05	(1)	100,000	0	0.90	10/11/10
	4/5/06	(1)	70,000	0	1.10	4/5/11
	1/10/07	(2)	400,000	0	1.00	1/10/12
	12/4/07	(2)	250,000	0	0.31	12/4/12
	6/16/09	(4)					150,000	513,000
	8/10/09	(5)					18,064	61,779

Jeffrey S. Mecom	4/17/06	(1)	25,000	0	1.12	4/17/11
	1/10/07	(3)	125,000	0	1.00	1/10/12
	12/4/07	(2)	100,000	0	0.31	12/4/12
	6/11/08	(2)	50,000	25,000	1.23	6/11/13
	6/16/09	(4)					50,000	171,000
	8/10/09	(5)					25,838	88,366

(1)	Vested on the date of grant.

(2)	Vested one-third on the date of grant, and vests one-third upon the first anniversary of the date of grant and one-third upon the second anniversary of the date of grant.

(3)	Vested one-half on the date of grant and vests one-half upon the first anniversary of the date of grant.

(4)	Vested one-third on January 15, 2010, and vests one-third on January 15, 2011 and one-third on January 15, 2012.

(5)	Vests one-third on July 15, 2010, one-third on July 15, 2011 and one-third on July 15, 2012.

Fiscal Year 2009 Option Exercises and Stock Vested Table

The following table summarizes stock option exercises and vesting of stock awards for each named executive officer during 2009.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Matthew W. McCann	0	0	0	0
Hilda Kouvelis	0	0	0	0
Scott C. Larsen	75,000	159,000	0	0
Jeffrey S. Mecom	0	0	0	0

(1)	Amounts shown reflect the difference between the closing price of the Company’s Common Shares on the date of exercise and the exercise price of the stock options, multiplied by the number of shares shown in the column entitled “Number of Shares Acquired on Exercise.”

Potential Payments Upon Termination or Change of Control

Employment Agreements.    Pursuant to the Company’s employment agreements, if Messrs. Larsen or Mecom or Ms. Kouvelis is terminated (i) by the Company at any time without “cause” or (ii) by such named executed officer within sixty days of an event that constitutes “constructive dismissal”, then the Company will pay such named executed officer a lump sum amount (the “termination amount”). The termination amount for Mr. Larsen is equal to Mr. Larsen’s annual salary plus $15,000. The termination amount for Mr. Mecom and Ms. Kouvelis is equal to one-half of their respective annual salary plus $7,500.

Pursuant to the Company’s employment agreements, if a “change in control” results in either (i) the termination of employment of Mr. Larsen without cause within thirty days prior to or within one year after the change in control, or Mr. Mecom or Ms. Kouvelis without cause within thirty days prior to or within six months after the change in control, or (ii) a constructive dismissal of Mr. Larsen within one year, or of Mr. Mecom or Ms. Kouvelis within six months, of the change in control and such named executive officer elects to terminate his or her employment, the Company will pay Messrs. Larsen or Mecom or Ms. Kouvelis a lump sum amount equal to their respective termination amounts.

Under the employment agreements, Messrs. Larsen and Mecom and Ms. Kouvelis agreed to certain confidentiality and non-solicitation obligations during their employment and for a period of six months after their date of termination, and in order to receive the termination amount set forth in the agreements, they must first sign a release in the form set forth in their respective agreements.

For purposes of the employment agreements with Messrs. Larsen and Mecom and Ms. Kouvelis, termination for “cause” is deemed to exist if: (i) the Company determines in good faith and following a reasonable investigation that such named executive officer has committed fraud, theft or embezzlement from the Company; (ii) such named executive officer pleads guilty or nolo contendere to or is convicted of any felony or other crime involving moral turpitude, fraud, theft or embezzlement; (iii) such named executive officer substantially fails to perform his or her duties according to the terms of his or her employment (other than any such failure resulting from his or her disability) after the Company has given such named executive officer written notice setting forth the nature of the failure to perform the duties and a reasonable opportunity to correct it; (iv) a breach of any of the non-solicitation or confidentiality provisions of the employment agreement (provided that the Company act in good faith in determining that such a breach constitutes “cause”) or a material breach of any other provision of the employment agreement; or (v) such named executive officer has engaged in on-the-job conduct that materially violates the Company’s code of conduct or other policies, as determined in the Company’s sole discretion. Such named executive officer’s resignation in advance of an anticipated termination for “cause” also constitutes a termination for “cause.”

A “constructive dismissal” is defined in the employment agreement as the occurrence of a material diminution in title and/or duties, responsibilities or authority or the implementation of a requirement that such named executive officer relocate from his or her present city of residence, not including: (i) a change consistent with the Company’s splitting a position into one or more positions in conjunction with a corporate reorganization based on the demands of such position so long as there is no reduction in such named executive officer’s annual salary or other remuneration or responsibilities taken as a whole; (ii) a change in such named executive officer’s position, duties or title with any of the Company’s subsidiaries, affiliates or associates; (iii) the occurrence of any of the aforesaid events with the consent of such named executive officer or termination of the employment of such named executive officer for just cause, death or disability, or (iv) in the case of Mr. Larsen, having the positions of chief executive officer and president held by two different individuals so long as Mr. Larsen occupies one or the other position.

A “change of control” is defined in the employment agreements as the occurrence of any of: (i) the purchase or acquisition of Common Shares and/or securities convertible into Common Shares or carrying the right to acquire Common Shares (“Convertible Securities”) as a result of which a person, group of persons or persons acting jointly or in concert, or any affiliates or associates of any such person, group of persons or any of such persons acting jointly or in concert (collectively, the “Holders”) beneficially own or exercise control or direction over Common Shares and/or Convertible Securities such that, assuming the conversion of the Convertible Securities beneficially owned by the Holders thereof, the Holders would have the right to cast more than 50% of the votes attached to all Common Shares; provided that, the acquisition of Common Shares or Convertible Securities pursuant to the issuance of securities by the Company which results in a Holder beneficially owning or exercising control or direction over 50% of the votes attached to all Common Shares (assuming conversion of the Convertible Securities beneficially owned by Holders thereof) which is approved by the Company’s board of directors prior to the issuance of securities shall not constitute a “change of control;” or (ii) approval by the Company’s shareholders of: (A) an amalgamation, arrangement, merger or other consolidation or combination of the Company with another entity as a result of which the Company’s shareholders immediately prior to the transaction will not, immediately after the transaction, own securities of the successor or continuing entity which would entitle them to cast more than 50% of the votes attaching to all of the voting securities of the successor or continuing entity, (B) a liquidation, dissolution or winding-up of the Company, (C) the sale, lease or other disposition of all or substantially all of the Company’s assets, (D) the election at a meeting of the Company’s shareholders of a number of directors, who were not included in the slate for election as directors approved by the prior board of directors, and would represent a majority of the board of directors, or (E) the appointment of a number of directors which would represent a majority of the board of directors and which were nominated by any holder of the Company’s voting shares or by any group of holders of the Company’s voting shares acting jointly or in concert and not approved by the prior board of directors.

See “Discussion Regarding Fiscal Year 2009, 2008 and 2007 Summary Compensation Table and Fiscal Year 2009 Grants of Plan-Based Awards Table—Employment Agreements” for additional discussion of the material terms of the employment agreements.

Option Plan.    Pursuant to the Option Plan, upon the death of a named executive officer or if the named executive officer ceases to be an employee, officer or director within six months following a change of control of the Company, all unvested stock options held by such named executive officer would vest immediately. A change of control under the Option Plan includes, without limitation, the acquisition by any person (other than current largest registered shareholder) or group of related persons of more than 35% of the outstanding Common Shares.

Incentive Plan.    Pursuant to the Incentive Plan, upon the occurrence of (i) a termination of service for any reason within six months of a change in control, or (ii) a termination of service due to death or total and permanent disability, all unvested restricted stock units would vest immediately. A change in control under the Incentive Plan occurs upon a change in ownership of the Company, the Company’s effective control or the ownership of a substantial portion of the Company’s assets, as follows:

(a)	a change in ownership occurs on the date that any person, other than (i) the Company or any of the Company’s subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of the Company’s affiliates, (iii) an underwriter temporarily holding stock pursuant to an offering of such stock, or (iv) a corporation owned, directly or indirectly, by the Company’s shareholders in substantially the same proportions as their ownership of the Company’s shares, acquires ownership of the Company’s shares that, together with shares held by such person, constitutes more than 50% of the total fair market value or total voting power of the Company’s shares. However, if any person is considered to own already more than 50% of the total fair market value or total voting power of the Company’s shares, the acquisition of additional shares by the same person is not considered to be a change of control. In addition, if any person has effective control of the Company through ownership of 30% or more of the total voting power of the Company’s shares, as discussed in paragraph (b), the acquisition of additional control of the Company by the same person is not considered to cause a change in control pursuant to this paragraph (a); or

(b)	a change in the effective control of the Company occurs on either (x) the date that any person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person) ownership of the Company’s shares possessing 30% or more of the total voting power of the Company’s shares. However, if any person owns 30% or more of the total voting power of the Company’s shares, the acquisition of additional control of the Company by the same person is not considered to cause a change in control pursuant to this subparagraph (b)(x); or (y) the date during any twelve (12) month period when a majority of members of the board is replaced by directors whose appointment or election is not endorsed by a majority of the board before the date of the appointment or election; provided, however, that any such director shall not be considered to be endorsed by the board if his or her initial assumption of office occurs as a result of an actual or threatened solicitation of proxies or consents by or on behalf of a person other than the board; or (z) the date that Mr. Mitchell ceases to serve as chairman of the board as a direct or indirect result of his sale of Common Shares; or

(c)	a change in the ownership of a substantial portion of the Company’s assets occurs on the date that a person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person) the Company’s assets, that have a total gross fair market value equal to at least 40% of the total gross fair market value of all of the Company’s assets immediately before such acquisition or acquisitions. However, there is no change in control when there is such a transfer to (i) the Company’s shareholder (immediately before the asset transfer) in exchange for or with respect to the Company’s shares; (ii) an entity, at least 50% of the total value or voting power of the stock of which is owned, directly or indirectly, by the Company; (iii) a person that owns directly or indirectly, at least 50% of the total value or voting power of the Company’s outstanding shares; or (iv) an entity, at least 50% of the total value or voting power of the stock of which is owned by a person that owns, directly or indirectly, at least 50% of the total value or voting power of the Company’s outstanding shares.

Set forth below are the amounts that the Company’s named executive officers would have received if specified events had occurred on December 31, 2009. In calculating the amounts in the table, the Company based the stock distribution values on a price of $3.42 per share, which was the closing price of the Company’s Common Shares on the NYSE Amex on December 31, 2009.

Name	Payment	Termination Following a Change in Control ($)	Termination Without Cause ($)	Death ($)	Disability ($)
Matthew W. McCann	Cash Severance	—	—	—	—
	Stock Options(1)	36,501	—	36,501	—
	Restricted Stock Units(2)	476,922	—	476,922	476,922

Hilda Kouvelis	Cash Severance	87,500	87,500	—	—
	Stock Options(1)	54,750	—	54,750	—
	Restricted Stock Units(2)	261,839	—	261,839	261,839

Scott C. Larsen	Cash Severance	265,000	265,000	—	—
	Stock Options(1)	0	—	0	—
	Restricted Stock Units(2)	574,779	—	574,779	574,779

Jeffrey S. Mecom	Cash Severance	82,500	82,500	—	—
	Stock Options(1)	54,750	—	54,750	—
	Restricted Stock Units(2)	259,366	—	259,366	259,366

(1)	Represents the acceleration of vesting of unvested stock options as of December 31, 2009. The value shown is equal to the number of shares underlying unvested stock options multiplied by the difference between the share price as of December 31, 2009 and the exercise price of the options.

(2)	Represents the acceleration of vesting of unvested restricted stock units as of December 31, 2009. The value shown is equal to the number of restricted stock units multiplied by the share price as of December 31, 2009.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors, executive officers, and any persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC. SEC regulations require executive officers, directors and greater than 10% shareholders to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms furnished or available to the Company, the Company believes that its directors, executive officers and 10% shareholders complied with all Section 16(a) filing requirements for the fiscal year ended December 31, 2009 except as follows: one late Form 4 was filed by Mr. Mitchell on January 5, 2009 to report the acquisition of Common Shares and common share purchase warrants on December 30, 2008 and one late Form 4 was filed by each of Messrs. McCann, Mecom and Larsen and Ms. Kouvelis on August 19, 2009 to report the acquisition of restricted stock units on August 10, 2009.

Certain Relationships and Related Transactions

Service Agreement.    Effective May 1, 2008, the Company is a party to the Service Agreement with Longfellow, Viking, MedOil Supply, LLC and Riata (collectively, the “Service Entities”), under which the Company and the Service Entities agreed to provide technical and administrative services to each other from time to time on an as-needed basis. Under the terms of the Service Agreement, the Service Entities agreed to provide the Company upon its request certain computer services, payroll and benefits services, insurance administration services and entertainment services, and the Company and the Service Entities agreed to provide to each other certain management consulting services, oil and gas services and general accounting services (collectively, the

“Services”). Under the terms of the Service Agreement, the Company pays, or is paid, for the actual cost of the Services rendered plus the actual cost of reasonable expenses on a monthly basis. The Company or the Service Entities may terminate the Service Agreement at any time by providing advance notice of termination to the other party.

Pursuant to the Service Agreement, the salary, bonus and benefits earned by each of the Company’s named executive officers are paid by Riata and the Company reimburses Riata for the actual cost thereof. In 2009, the Company reimbursed Riata $543,000 for the salary, bonus and benefits provided to the named executive officers. In addition, Barbara Pope, sister-in-law of Mr. Mitchell, and Terry Pope, brother-in-law of Mr. Mitchell, are employees of Riata and provide services to the Company under the Service Agreement. In 2009, the Company reimbursed Riata $56,597 and $36,352 for services provided by Ms. Pope and Mr. Pope, respectively, pursuant to the Service Agreement.

The Company recorded expenditures for the year ended December 31, 2009 of $15.8 million for goods and Services provided by the Service Entities pursuant to the Service Agreement or other arrangements, including salary, bonus and benefits reimbursements identified in the prior paragraph, of which $1.1 million was payable at December 31, 2009 and settled in cash during the first quarter of 2010. There were no amounts due to the Company from the Service Entities at December 31, 2009.

The following table provides a breakdown of reimbursements of actual costs and expenses made by the Company to the Service Entities under the Service Agreement:

Service Agreement Category	For the Year Ended December 31, 2009
(in thousands)
Salaries and benefits for named executive officers	$543
Salaries and benefits for non-named executive officers	5,206
Inventory relating to drilling operations	3,100
Shipping	200
Travel, hotels and meals, excluding the use of Riata-owned aircraft	539
Computer equipment and software	187
Third party legal and professional fees	104
Equipment relating to drilling operations	4,693
Office and field expenses and supplies	230
Allocated overhead	99
Other	243
Leases	516

Total	$15,660

Aircraft Reimbursements.    In addition, the Company and Riata have an arrangement whereby the Company’s executive officers, employees, or consultants, or other persons providing Services to the Company under the Service Agreement, are permitted to use aircraft owned by Riata for company-related business travel. For the use of this aircraft, the Company reimburses Riata an amount per passenger equal to the cost of a business class ticket on a commercial airline for comparable travel. Riata bears 100% of the cost of fuel, landing fees and all other expenses incurred in connection with such flights in excess of the amount reimbursed by the Company. In each case, the actual cost of the flight exceeded the amount of the reimbursement by the Company. For 2009, the Company reimbursed Riata $164,000 for the use of this aircraft. Because this reimbursement is only for company-related business travel of persons providing Services to the Company and is integrally and directly related to the performance of such persons’ duties, the Company’s reimbursement is not compensation nor a perquisite to any of its directors or executive officers.

Transactions with Mr. Mitchell.    Since the beginning of 2009, the Company has entered into various transactions with its chairman, Mr. Mitchell, and various companies formed and owned or controlled by Mr. Mitchell that are primarily focused on investing in international energy opportunities.

On November 28, 2008, the Company entered into a credit agreement with Dalea for the purpose of funding the all cash takeover offer by TransAtlantic Australia Pty. Ltd. (“TransAtlantic Australia”), the Company’s wholly-owned subsidiary, for all of the outstanding shares of Incremental Petroleum Limited (“Incremental”). Pursuant to the credit agreement, as amended, until June 30, 2009, the Company could request advances from Dalea of (i) up to $62.0 million for the sole purpose of purchasing Incremental common shares in connection with the offer, plus related transaction costs and expenses; and (ii) up to $14.0 million for general corporate purposes. The total outstanding balance of the advances made under the credit agreement accrued interest at a rate of ten percent (10%) per annum, calculated daily and compounded quarterly. The loan was repaid in full on June 23, 2009, at which time the credit agreement was terminated. The Company borrowed an aggregate of $64.6 million under the loan and paid a total of $2.0 million in interest in 2009.

Effective January 1, 2009, the Company’s wholly-owned subsidiary, TransAtlantic Turkey, Ltd., entered into a lease agreement under which it leases rooms, flats and office space at a resort hotel owned by Gundem Turizm Yatirim ve Isletme A.S. (“Gundem”), a Turkish company controlled by Mr. Mitchell. Under the lease agreement, TransAtlantic Turkey, Ltd. paid the Turkish Lira equivalent of $5,000 per month base rent and up to 45,000 Turkish Lira per month (approximately $30,000 per month) in operating expense reimbursement. The lease agreement expired December 31, 2009. Effective January 1, 2010, TransAtlantic Turkey, Ltd. and Gundem entered into an accommodation agreement under which it leases ten rooms at the hotel. Under the accommodation agreement, TransAtlantic Turkey, Ltd. pays the Turkish Lira equivalent of $10,000 per month. The amounts formerly paid under the lease agreement and paid under the accommodation agreement are included in amounts paid under the Service Agreement.

On March 20, 2009, the Company’s wholly-owned subsidiary, TransAtlantic Australia, purchased 15,025,528 shares of Incremental from Mr. Mitchell at a price of AUD $1.085 per share, the same price per share and pursuant to the same terms as the shares acquired from Incremental’s other shareholders, none of whom had any relationship with the Company. Mr. Mitchell had purchased the Incremental shares between October 27, 2008 and December 23, 2008 at an average price of AUD $0.99 per share. The total consideration paid by TransAtlantic Australia for Mr. Mitchell’s Incremental shares was $11.2 million.

On June 22, 2009, Dalea purchased 41,818,000 Common Shares at a price of Cdn$1.65 per share in a private placement of the Company’s Common Shares in the U.S. In addition, on June 22, 2009, the Company entered into a registration rights agreement with Canaccord Capital Corporation and Dalea, pursuant to which the Company agreed to register for resale under the Securities Act the 41,818,000 Common Shares purchased by Dalea and 56,559,300 Common Shares held by certain other investors. Under the registration rights agreement, the Company filed a registration statement with the SEC on July 20, 2009 to register 55,544,300 Common Shares for resale, which did not include the Common Shares held by Dalea. The registration statement was declared effective on September 29, 2009.

On July 27, 2009, the Company’s wholly-owned subsidiary, Viking International Limited (“Viking International”), purchased the I-13 drilling rig and associated equipment from Viking. Viking International paid $1.5 million in cash for the drilling rig and entered into a note payable to Viking in the amount of $5.9 million. The note was due and payable on August 1, 2010, bore interest at a fixed rate of 10% per annum and was secured by the drilling rig and associated equipment. The Company paid interest under the note on November 1, 2009 and February 1, 2010. On February 19, 2010, Viking International purchased the I-14 drilling rig and associated equipment from Viking. Viking International paid $1.5 million in cash for the I-14 drilling rig and entered into an amended and restated note payable to Viking in the amount of $11.8 million, which is comprised of $5.9 million payable related to the I-14 drilling rig and $5.9 million payable related to the purchase of the I-13 drilling rig in July 2009. Under the terms of the amended and restated note, interest is payable monthly at a floating rate of LIBOR plus 6.25%, and the amended and restated note is due and payable August 1, 2012. The amended and restated note is secured by the I-13 and I-14 drilling rigs and associated equipment. The Company paid $0 in principal under this note in 2009. Interest expense in 2009 under this note was $254,000, of which $99,000 was included in accrued liabilities at December 31, 2009. As of March 31, 2010, $11.5 million was outstanding under this note.

On November 24, 2009, Dalea purchased 4,255,400 Common Shares at a price of Cdn$2.35 per share in a private placement of the Company’s Common Shares in the U.S. In addition, on November 24, 2009, the Company entered into a registration rights agreement with Canaccord Capital Corporation and Dalea, pursuant to which the Company agreed to register for resale under the Securities Act the 4,255,400 Common Shares purchased by Dalea and 44,043,390 Common Shares held by certain other investors. Under the registration rights agreement, the Company filed a registration statement with the SEC on December 23, 2009 to register 42,838,451 Common Shares for resale, which did not include the Common Shares held by Dalea. The registration statement was declared effective on January 7, 2010.

On December 15, 2009, Viking International entered into an Agreement for Management Services (“Management Services Agreement”) with Viking. Pursuant to the Management Services Agreement, Viking International agreed to provide management, marketing, storage and personnel services (collectively, the “Rig Services”) from time to time as requested by Viking for the operation of certain rigs (the “Rigs”) owned by Viking that are located in Turkey. Under the terms of the Management Services Agreement, Viking will pay Viking International for all actual costs and expenses associated with the provision of the Rig Services. In addition, Viking will pay Viking International a distribution equal to 5% of the net profits of each Rig, which is calculated as the gross revenues of each Rig less any and all expenses attributable to such Rig, including, but not limited to, the payment for services and insurance under the Management Services Agreement and depreciation. As of March 31, 2010, Viking International has not performed any services under the Management Services Agreement and has received no payments or distributions.

Mr. Mitchell and his wife own 100% of Riata and Dalea, and Mr. Mitchell is a manager of Riata TransAtlantic. In addition, Mr. Mitchell is a partner of Dalea and a manager of Dalea Management, the general partner of Dalea. Mr. Mitchell, his wife and children indirectly own 100% of Longfellow. Riata owns 100% of MedOil Supply, LLC. Dalea owns 85% of Viking.

Policies and Procedures for Approving Related Party Transactions

The Company’s board of directors adopted a written Related Party Transactions Policy in December 2009. In accordance with the Company’s Related Party Transactions Policy, all Related Party Transactions and any material amendments to such Related Party Transactions must be reviewed and approved by the Company’s audit committee and, if necessary, recommended to the Company’s board of directors for its approval. Alternatively, the board may determine that a particular Related Party Transaction or a material amendment thereto shall instead be reviewed and approved by a majority of directors disinterested in the Related Party Transaction. If advance audit committee approval of a Related Party Transaction is not feasible, then the Related Party Transaction may be considered and, if the audit committee determines to be appropriate, ratified at the audit committee’s next regularly scheduled meeting. In determining whether to approve, recommend or ratify a Related Party Transaction, the audit committee will take into account, among other factors it deems appropriate, (i) whether the transaction is fair to the Company, (ii) whether the audit committee has all of the material facts regarding the transaction or parties involved, (iii) whether the transaction is generally available to an unaffiliated third-party under the same or similar circumstances and cost, and (iv) the extent of the Related Party’s interest in the transaction.

A “Related Party Transaction” means a transaction (including any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness)), or a series of transactions, or any material amendment to any such transaction, between the Company and any Related Party, other than (i) transactions available to all employees generally; (ii) transactions involving compensation of a director or executive officer or involving an employment agreement, severance agreement, change in control provision or agreement or special supplemental benefit of a director or executive officer; (iii) transactions in which the interest of the Related Party arises solely from the ownership of a class of the Company’s equity securities and all holders of that class receive the same benefit on a pro rata basis; or (iv) transactions in which the rates or charges involved therein are determined by competitive bids.

A “Related Party” means the following persons, or an entity owned by any such person: (i) an “executive officer” of the Company (as defined in Rule 405 under the Securities Act and Rule 3b-7 under the Exchange Act); (ii) a director of the Company or a nominee for director of the Company; (iii) a person (including any entity or group) known to the Company to be the beneficial owner of more than 5% of any class of the Company’s voting securities (a “5% shareholder”); or (iv) a person who is an “immediate family member” of an executive officer, director, nominee for director or 5% shareholder of the Company.

Prior to the adoption of the Related Party Transactions Policy, the Company did not have a written policy. All related party transactions were subject to review and approval by the non-interested directors and were subject to procedures substantially similar to those adopted in the Related Party Transactions Policy.

APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(Proposal 2)

During 2009, KPMG LLP served as the Company’s independent registered public accounting firm and also provided certain tax and other audit-related services. It is expected that one or more representatives of KPMG LLP will attend the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Under Section 89 of the Bermuda Companies Act 1981, the shareholders have the authority to appoint the Company’s independent registered public accounting firm and to authorize the audit committee to determine their remuneration. The audit committee has recommended reappointment of KPMG LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010. The Board is asking shareholders to approve such appointment and the authority of the audit committee to determine their remuneration. If an auditor is not appointed by shareholders at the Annual Meeting, KPMG LLP, as the incumbent independent registered public accounting firm, will continue in office until a successor is appointed in accordance with Bermuda law and the Company’s Bye-Laws. The affirmative vote of the holders of a majority of the votes cast is required to approve the appointment and the authorization of the audit committee to set their remuneration.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE APPOINTMENT OF KPMG LLP TO SERVE AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2010 AND TO AUTHORIZE THE AUDIT COMMITTEE TO SET THEIR REMUNERATION

Fees paid to KPMG LLP

The following table shows the aggregate fees for professional services provided to the Company by KPMG LLP for 2009 and 2008:

	2009	2008
Audit Fees	$700,697	166,000
Audit-Related Fees	370,056	131,000
Tax Fees	62,665	121,000
All Other Fees	15,000	0

Total	$1,148,418	$418,000

Audit Fees. This category includes the audit of the Company’s annual consolidated financial statements, reviews of the Company’s financial statements included in the Company’s Form 10-Qs and services that are normally provided by its independent registered public accounting firm in connection with its engagements for those years. This category also includes advice on audit and accounting matters that arose during, or as a result of, the audit or the review of the Company’s interim financial statements.

Audit-Related Fees. This category consists of assurance and related services by its independent registered public accounting firm that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported above under “Audit Fees.” The services for the fees disclosed under this category include consents regarding acquisitions and equity issuances.

Tax Fees. This category consists of professional services rendered by the Company’s independent registered public accounting firm for tax compliance and tax advice. The services for the fees disclosed under this category include tax return preparation and technical tax advice.

All Other Fees. This category consists of fees for other miscellaneous items.

The Company’s board of directors has adopted a procedure for pre-approval of all fees charged by its independent registered public accounting firm. Under the procedure, the audit committee of the Company’s board of directors approves the engagement letter with respect to audit, tax and review services. Other fees are subject to pre-approval by the audit committee. The audit, audit-related fees and tax fees paid to KPMG LLP with respect to 2009 were pre-approved by the audit committee.

SHAREHOLDER PROPOSALS

All proposals that shareholders seek to have included in the proxy statement and form of proxy for the Company’s 2011 Annual Meeting of Shareholders must be received at the Company’s principal executive offices at 5910 N. Central Expressway, Suite 1755, Dallas, Texas 75206, not later than February 3, 2011. Upon timely receipt of any such proposal, the Company will determine whether or not to include such proposal in the proxy statement and form of proxy in accordance with applicable law.

The Company’s Bye-Laws govern the submission of nominations for director or other business proposals that a shareholder wishes to have considered at a meeting of shareholders, but which are not included in the Company’s proxy statement for that meeting. Under the Company’s Bye-Laws and the Bermuda Companies Act 1981, shareholders who represent not less than 5% of the total voting power of shareholders having the right to vote at the meeting or who are 100 or more in number may requisition any resolution that may be properly moved at a shareholders’ meeting. A shareholder wishing to move a resolution at an annual meeting is generally required to give the Company notice of the resolution at the Company’s registered office at least six weeks before the meeting. Any such proposal must also comply with the other provisions contained in the Company’s Bye-Laws relating to shareholder proposals.

A proxy granted by a shareholder will give discretionary authority to the proxies to vote on any matters introduced pursuant to the above advance notice Bye-Law provisions, subject to applicable rules of the SEC.

OTHER BUSINESS

Management is not aware of any other business to come before the Annual Meeting other than as set forth in the Notice. Should any other business be properly brought before the Annual Meeting, it is the intention of the persons named in the form of proxy to vote the Common Shares represented thereby in accordance with their best judgment on such matter.

ADDITIONAL INFORMATION

Shareholders that have additional questions about the information contained in this proxy statement or that wish to obtain directions to attend the Annual Meeting and vote in person, should contact the Corporate Secretary at TransAtlantic Petroleum Ltd., 5910 N. Central Expressway, Suite 1755, Dallas, TX 75206 or at (214) 220-4323.

BY ORDER OF THE BOARD OF DIRECTORS

MATTHEW MCCANN

Chief Executive Officer

Dallas, Texas

May 26, 2010

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. SHAREHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING AND WISH THEIR SHARES TO BE VOTED ARE URGED TO DATE, SIGN AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED SELF-ADDRESSED ENVELOPE.

TransAtlantic

Petroleum

Computershare

9th Floor, 100 University Avenue

Toronto, Ontario M5J 2Y1

www.computershare.com

Security Class

Holder Account Number

Form of Proxy - Annual General Meeting to be held on June 28, 2010

This Form of Proxy is solicited by and on behalf of Management.

Notes to proxy

1. Every holder has the right to appoint some other person or company of their choice, who need not be a holder, to attend and act on their behalf at the meeting or any adjournment or postponement thereof. If you wish to appoint a person or company other than the persons whose names are printed herein, please insert the name of your chosen proxyholder in the space provided (see reverse).

2. If the securities are registered in the name of more than one owner (for example, joint ownership, trustees, executors, etc.), then all those registered should sign this proxy. If you are voting on behalf of a corporation or another individual you must sign this proxy with signing capacity stated, and you may be required to provide documentation evidencing your power to sign this proxy.

3. This proxy should be signed in the exact manner as the name(s) appear(s) on the proxy.

4. If this proxy is not dated, it will be deemed to bear the date on which it is mailed by Management to the holder.

5. The securities represented by this proxy will be voted as directed by the holder, however, if such a direction is not made in respect of any matter, this proxy will be voted as recommended by Management.

6. The securities represented by this proxy will be voted in favour or withheld from voting or voted against each of the matters described herein, as applicable, in accordance with the instructions of the holder, on any ballot that may be called for and, if the holder has specified a choice with respect to any matter to be acted on, the securities will be voted accordingly.

7. This proxy confers discretionary authority in respect of amendments or variations to matters identified in the Notice of Meeting or other matters that may properly come before the meeting or any adjournment or postponement thereof.

8. This proxy should be read in conjunction with the accompanying documentation provided by Management.

Proxies submitted must be received by 11:00 am, Eastern European Summer time, on Thursday, June 24, 2010.

VOTE USING THE TELEPHONE OR INTERNET 24 HOURS A DAY 7 DAYS A WEEK!

To Vote Using the Telephone

• Call the number listed BELOW from a touch tone telephone.

To Vote Using the Internet

to the following web site:

www.investorvote.com

1-866-732-VOTE (8683) Toll Free

If you vote by telephone or the Internet, DO NOT mail back this proxy.

Voting by mail may be the only method for securities held in the name of a corporation or securities being voted on behalf of another individual.

Voting by mail or by Internet are the only methods by which a holder may appoint a person as proxyholder other than the Management nominees named on the reverse of this proxy.

Instead of mailing this proxy, you may choose one of the two voting methods outlined above to vote this proxy.

To vote by telephone or the Internet, you will need to provide your CONTROL NUMBER listed below.

CONTROL NUMBER

Appointment of Proxyholder

I/We being holder(s) of TransAtlantic Petroleum Ltd. (the “Company”) hereby appoint: Matthew McCann, Chief Executive Officer of the Company, or failing him, Jeffrey Mecom, Vice President and Secretary of the Company

OR

Print the name of the person you are appointing if this person is someone other than the Management Nominees listed herein.

As my/our proxyholder with full power of substitution and to attend, act and to vote for and on behalf of the shareholder in accordance with the following direction (or if no directions have been given, as the proxyholder sees fit) and all other matters that may properly come before the Annual General Meeting of shareholders of TransAtlantic Petroleum Ltd. to be held at Point Hotel Barbaros, Esentepe Yildiz Posta Caddesi 29, Istanbul, Turkey on Monday, June 28, 2010 at 11:00 am local time and at any adjournment or postponement thereof.

VOTING RECOMMENDATIONS ARE INDICATED BY HIGHLIGHTED TEXT OVER THE BOXES.

1. Election of Directors

For Withhold For Withhold For Withhold

01. Michael Winn 02. Brian Bayley 03. Alan Moon

04. Scott Larsen 05. N. Malone Mitchell, 3rd 06. Matthew McCann

07. Mel Riggs 08. Bob Alexander

For Against Abstain

2. Appointment of Auditors

To appoint KPMG LLP as the Company’s auditor and independent registered public accounting firm and authorize the Company’s audit committee to determine their remuneration.

Authorized Signature(s) - This section must be completed for your instructions to be executed.

Signature(s)

Date

I/We authorize you to act in accordance with my/our instructions set out above. I/We hereby revoke any proxy previously given with respect to the Meeting. If no voting instructions are indicated above, this Proxy will be voted as recommended by Management.

0 3 3 1 0 0 A R 0 TPNQ